EXHIBIT 2.1

                                                            EXECUTION COPY




            ==================================================


                        AGREEMENT AND PLAN OF MERGER

                                  between

                              FIRSTENERGY CORP.

                                    and

                                  GPU, INC.

                        Dated as of August 8, 2000


            ==================================================

                            DEFINED TERMS


DEFINED TERM                                 REFERENCE
------------                                 ---------
"1935 Act"                                   Section 3.05(c)
"AEA"                                        Section 3.05(f)
"Aggregate Consideration"                    Section 2.02(b)(ii)
"Aggregate Stock Amount"                     Section 2.01(l)
"Agreement"                                  Heading of the Agreement
"Blue-Sky Filings"                           Section 4.05(d)
"Blue-Sky Laws"                              Section 4.05(d)
"Business Combination"                       Section 9.05(b)(ii)
"Cash Consideration"                         Section 2.01(c)
"Cash Election"                              Section 2.01(d)
"Cash Election Number"                       Section 2.01(d)
"Cash Election Shares"                       Section 2.01(e)
"Cash Fraction"                              Section 2.01(e)
"Certificates of Merger"                     Section 1.03
"CEI"                                        Section 6.01
"Closing"                                    Section 1.02
"Closing Date"                               Section 1.02
"Code"                                       2nd Recital
"Confidentiality Agreement"                  Section 7.04(b)
"Disclosure Schedules"                       Section 7.17(b)
"Dissenting Shares"                          Section 2.01(n)
"DOJ"                                        Section 3.05(a)
"Effective Time"                             Section 1.03
"Election"                                   Section 2.01(f)
"Election Deadline"                          Section 2.01(k)
"End Date"                                   Section 9.01(d)
"Environmental Claim"                        Section 3.19(g)(i)
"Environmental Laws"                         Section 3.19(g)(ii)
"Environmental Permits"                      Section 3.19(b)

"ERISA"                                      Section 3.12(a)
"Exchange Act"                               Section 2.01(c)
"Exchange Agent"                             Section 2.02(a)
"Exchange Ratio"                             Section 2.01(c)
"Extended End Date"                          Section 9.01(d)
"FCC"                                        Section 3.05(g)
"FCC Approvals"                              Section 3.05(g)
"FERC"                                       Section 3.05(e)
"FERC Approvals"                             Section 3.05(e)
"Final Order"                                Section 8.01(c)(i)
"FirstEnergy"                                Heading of the Agreement
"FirstEnergy Advisor"                        Section 4.14
"FirstEnergy Common Stock"                   Section 2.01(a)
"FirstEnergy Controlled Group Plans"         Section 4.12(a)
"FirstEnergy Deferred Unit"                  Section 2.02(h)(ii)
"FirstEnergy Disclosure Schedule"            Article IV, 1st paragraph
"FirstEnergy Indemnified Liabilities"        Section 7.13(d)(i)
"FirstEnergy Indemnified Parties"            Section 7.13(d)
"FirstEnergy Indemnifying Party"             Section 7.13(d)
"FirstEnergy Material Adverse Effect"        Section 3.01(a)
"FirstEnergy Option"                         Section 2.02(h)(i)
"FirstEnergy Option Plan"                    Section 2.02(h)(i)
"FirstEnergy Performance Unit"               Section 2.02(h)(ii)
"FirstEnergy Permits"                        Section 4.09(a)
"FirstEnergy Permitted Acquisition"          Section 6.07(c)
"FirstEnergy Preferred"                      Section 4.02(a)
"FirstEnergy Rights"                         Section 4.02(c)
"FirstEnergy Rights Agreement"               Section 4.02(c)
"FirstEnergy SEC Documents"                  Section 4.06(a)
"FirstEnergy Share Price"                    Section 2.01(c)
"FirstEnergy Shares"                         Section 2.02(b)(ii)
"FirstEnergy Subs Preferred"                 Section 4.13(b)(ii)

"FirstEnergy Takeover Proposal"              Section 6.05(c)
"Foreign Approvals"                          Section 3.05(j)
"Form of Election"                           Section 2.01(d)
"FPA"                                        Section 3.05(e)
"FTC"                                        Section 3.05(a)
"GAAP"                                       3rd Recital
"Governmental Entity"                        Section 3.04(c)
"GPU"                                        Heading of the Agreement
"GPU Advisor"                                Section 3.14
"GPU Affiliates"                             Section 7.07(a)
"GPU Capital Budget"                         Section 5.15
"GPU Certificates"                           Section 2.01(i)
"GPU Common Stock"                           Section 2.01(b)
"GPU Controlled Group Plans"                 Section 3.12(a)
"GPU Deferred Unit"                          Section 2.02(h)(ii)
"GPU Designees"                              Section 7.12(a)
"GPU Director"                               Section 7.12(b)
"GPU Disclosure Schedule"                    Article III, 1st paragraph
"GPU Indemnified Liabilities"                Section 7.13(a)(i)
"GPU Indemnified Parties"                    Section 7.13(a)
"GPU Indemnifying Party"                     Section 7.13(a)
"GPU Material Adverse Effect"                Section 3.01(a)
"GPU Option"                                 Section 2.02(h)(i)
"GPU PCN Committee"                          Section 2.02(h)(ii)
"GPU Performance Unit"                       Section 2.02(h)(ii)
"GPU Permits"                                Section 3.09(a)
"GPU Rights"                                 Section 3.02(c)
"GPU Rights Agreement"                       Section 3.02(c)
"GPU SEC Documents"                          Section 3.06(a)
"GPU Service"                                Section 7.09(d)
"GPU Stock Plan", "GPU Stock Plans"          Section 2.02(h)(i)
"GPU Stock Price"                            Section 2.02(h)(ii)

"GPU Stock Units                             Section 2.02(h)(ii)
"GPU Subs Preferred"                         Section 3.13(b)
"GPU Takeover Proposal"                      Section 5.05(c)
"Hazardous Materials"                        Section 3.19(g)(iii)
"HSR Act"                                    Section 3.05(a)
"Injunction"                                 Section 8.01(e)
"IRS"                                        Section 3.11(c)
"JCP&L"                                      Section 5.05(c)
"Joint Proxy Statement"                      Section 3.05(b)(i)
"joint venture"                              Section 3.18(c)
"Local Approvals"                            Section 3.05(h)
"Material Adverse Effect"                    Section 3.01(a)
"Merger"                                     1st Recital
"Merger Consideration"                       Section 2.01(c)
"MetEd"                                      Section 5.05(c)
"Minimum Tax Ratio"                          Section 2.01(l)
"No Election Shares"                         Section 2.01(j)
"Non-Convertible Preferred Securities"       Section 3.18(b)
"NRC"                                        Section 3.05(f)
"NRC Approvals"                              Section 3.05(f)
"NYSE"                                       Section 2.01(c)
"OE"                                         Section 6.01
"Ohio GCL"                                   Section 1.04(d)
"PCBs"                                       Section 3.19(g)(iii)(A)
"Penelec"                                    Section 5.05(c)
"Pennsylvania BCL"                           Section 1.04(d)
"PP"                                         Section 6.01
"Reduction Amount"                           Section 2.01(l)
"Registration Statement"                     Section 4.05(b)(ii)
"Release"                                    Section 3.19(g)(iv)
"SEC"                                        3rd Recital
"SEC '35 Act Order"                          Section 3.05(c)

"Securities Act"                             Section 2.02(h)(vi)
"Significant Subsidiary"                     Section 3.01(b)
"State Takeover Approvals"                   Section 3.05(i)
"Stock Consideration"                        Section 2.01(c)
"Stock Election"                             Section 2.01(f)
"Stock Election Number"                      Section 2.01(f)
"Stock Election Shares"                      Section 2.01(g)
"Stock Fraction"                             Section 2.01(g)
"Subsidiary"                                 Section 3.01(b)
"Surviving Corporation"                      Section 1.01
"Surviving Corporation Material
  Adverse Effect"                            Section 7.06(f)
"Takeover Proposal"                          Section 6.05(c)
"Target Party"                               Section 9.05(b)(i)(C)
"Task Force"                                 Section 7.20(a)
"Tax", "Taxable", "Taxes", "Taxing"          Section 3.11(g)
"Tax Ratio"                                  Section 2.01(l)
"TE"                                         Section 6.01
"to the knowledge of the executive
   officers"                                 Section 10.04(d)
"Violation"                                  Section 3.04
"Voting Debt"                                Section 3.02(a)
"wholly owned Subsidiary"                    Section 3.18(b)

                           TABLE OF CONTENTS
                                                                     Page
                                                                     ----

                               ARTICLE I

                              THE MERGER

Section 1.01  The Merger                                               1
Section 1.02  Closing                                                  1
Section 1.03  Effective Time of the Merger                             2
Section 1.04  Effects of the Merger                                    2
Section 1.05  Directors and Officers of the Surviving Corporation      2

                              ARTICLE II

           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
           RESPECTIVE CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01  Manner of Converting Shares                              2
Section 2.02  Exchange of Certificates                                 7
Section 2.03  Stated Capital of Surviving Corporation Shares.         12

                            ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF GPU

Section 3.01  Organization, Standing and Power.                       12
Section 3.02  Capital Structure.                                      13
Section 3.03  Corporate Authority.                                    14
Section 3.04  No Violation.                                           14
Section 3.05  Consents and Approvals.                                 15
Section 3.06  GPU SEC Documents.                                      16
Section 3.07  No Undisclosed Liabilities.                             16
Section 3.08  Information Supplied.                                   17
Section 3.09  Compliance with Applicable Laws.                        17
Section 3.10  Litigation.                                             18
Section 3.11  Taxes.                                                  18
Section 3.12  Employee Matters.                                       19
Section 3.13  Absence of Certain Changes or Events.                   21
Section 3.14  Opinion of GPU Financial Advisor.                       21
Section 3.15  Vote Required.                                          22
Section 3.16  Accounting Matters.                                     22
Section 3.17  Ownership of FirstEnergy Stock.                         22
Section 3.18  GPU Subsidiaries.                                       22

Section 3.19  Environmental Protection.                               22
Section 3.20  Regulation as a Utility.                                25
Section 3.21  Insurance.                                              25

ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF FIRSTENERGY

Section 4.01  Organization, Standing and Power.                       26
Section 4.02  Capital Structure.                                      26
Section 4.03  Corporate Authority.                                    27
Section 4.04  No Violation.                                           27
Section 4.05  Consents and Approvals.                                 28
Section 4.06  FirstEnergy SEC Documents.                              29
Section 4.07  No Undisclosed Liabilities.                             29
Section 4.08  Information Supplied.                                   29
Section 4.09  Compliance with Applicable Laws.                        30
Section 4.10  Litigation.                                             30
Section 4.11  Taxes.                                                  31
Section 4.12  Employee Matters.                                       31
Section 4.13  Absence of Certain Changes or Events.                   34
Section 4.14  Opinion of FirstEnergy Financial Advisor.               34
Section 4.15  Vote Required.                                          34
Section 4.16  Accounting Matters.                                     34
Section 4.17  Ownership of GPU Stock.                                 35
Section 4.18  FirstEnergy Subsidiaries.                               35
Section 4.19  Environmental Protection.                               35
Section 4.20  Regulation as a Utility.                                36
Section 4.21  Insurance.                                              37

                                 ARTICLE V

             COVENANTS RELATING TO CONDUCT OF BUSINESS OF GPU

Section 5.01  Ordinary Course.                                        37
Section 5.02  Dividends; Changes in Stock.                            38
Section 5.03  Issuance of Securities.                                 38
Section 5.04  Constituent Documents.                                  39
Section 5.05  Solicitations.                                          39
Section 5.06  Acquisitions.                                           40
Section 5.07  Dispositions.                                           40
Section 5.08  Financings.                                             40
Section 5.09  No Actions.                                             41
Section 5.10  Cooperation, Notification.                              41
Section 5.11  Rights Agreement.                                       41
Section 5.12  Collective Bargaining Agreements.                       41

Section 5.13  Employee Benefit Covenant.                              42
Section 5.14  Tax Covenant.                                           42
Section 5.15  Capital Expenditures.                                   42
Section 5.16  Transmission, Generation.                               43
Section 5.17  Modifications to Facilities.                            43
Section 5.18  Accounting.                                             43
Section 5.19  Tax-Free Status.                                        43
Section 5.20  Affiliate Transactions.                                 43
Section 5.21  Rate Matters.                                           43
Section 5.22  Third-Party Consents.                                   44

                              ARTICLE VI

         COVENANTS RELATING TO CONDUCT OF BUSINESS OF FIRSTENERGY

Section 6.01  Ordinary Course.                                        44
Section 6.02  Dividends; Changes in Stock.                            45
Section 6.03  Issuance of Securities.                                 45
Section 6.04  Constituent Documents.                                  46
Section 6.05  Solicitations.                                          46
Section 6.06  Financings.                                             47
Section 6.07  No Actions.                                             47
Section 6.08  Cooperation, Notification.                              48
Section 6.09  Rights Agreement.                                       48
Section 6.10  Accounting.                                             48
Section 6.11  Tax-Free Status.                                        48
Section 6.12  Affiliate Transactions.                                 48
Section 6.13  Third-Party Consents.                                   48
Section 6.14  Tax-Exempt Status.                                      48
Section 6.15  Certain Acquisitions.                                   49

                               ARTICLE VII

                          ADDITIONAL AGREEMENTS

Section 7.01  Preparation of Registration Statement and
                the Joint Proxy Statement.                            49
Section 7.02  Letters of GPU's Accountants.                           49
Section 7.03  Letters of FirstEnergy's Accountants.                   49
Section 7.04  Access to Information.                                  50
Section 7.05  Shareholder Approvals.                                  50
Section 7.06  Satisfaction of Conditions to the Merger.               50
Section 7.07  Rule 145 Affiliates.                                    52
Section 7.08  Stock Exchange Listing.                                 52
Section 7.09  Employee Benefit Plans.                                 52
Section 7.10  Expenses.                                               53
Section 7.11  Brokers or Finders.                                     54

Section 7.12  Surviving Corporation Board of Directors and Officers.  54
Section 7.13  Indemnification; Directors' and Officers' Insurance.    55
Section 7.14  Further Assurances.                                     58
Section 7.15  Tax Treatment.                                          58
Section 7.16  Accounting Treatment.                                   58
Section 7.17  Disclosure Schedules.                                   58
Section 7.18  Public Announcements.                                   58
Section 7.19  Employee Agreements.                                    59
Section 7.20  Transition Management.                                  59
Section 7.21  Charitable Commitments; Offices; Name.                  60

                               ARTICLE VIII

                           CONDITIONS PRECEDENT

Section 8.01  Conditions to Each Party's Obligation To Effect
                the Merger.                                           60
Section 8.02  Conditions to Obligations of FirstEnergy.               61
Section 8.03  Conditions to Obligations of GPU.                       62

                               ARTICLE IX

                         TERMINATION AND AMENDMENT

Section 9.01  Termination.                                            63
Section 9.02  Effect of Termination.                                  64
Section 9.03  Amendment.                                              65
Section 9.04  Extension; Waiver.                                      65
Section 9.05  Termination Fee; Expenses.                              65

                                ARTICLE X

                            GENERAL PROVISIONS

Section 10.01  Nonsurvival of Representations and Warranties.         67
Section 10.02  Further Assurances.                                    67
Section 10.03  Notices.                                               67
Section 10.04  Interpretation.                                        68
Section 10.05  Descriptive Headings.                                  68
Section 10.06  Counterparts.                                          68
Section 10.07  Entire Agreement.                                      69
Section 10.08  No Third Party Beneficiaries.                          69
Section 10.09  Governing Law.                                         69
Section 10.10  Severability.                                          69
Section 10.11  Binding Effect.                                        69
Section 10.12  Assignment.                                            69
Section 10.13  Amendments; Waiver.                                    69

EXHIBITS

Exhibit A      Form of Letter Identifying Rule 145 Affiliates
Exhibit B      Form of Affiliate Agreement with Form of Rule 145
               Compliance Letter attached thereto as Annex A

     AGREEMENT AND PLAN OF MERGER dated as of August 8, 2000 (the
"Agreement"), between FIRSTENERGY CORP., an Ohio corporation with its
 ---------
principal executive offices in Akron, Ohio ("FirstEnergy"), and GPU, INC.,
                                             -----------
a Pennsylvania corporation with its principal executive offices in Morristown, New Jersey ("GPU").
                         ---

     WHEREAS, the respective Boards of Directors of FirstEnergy and GPU deem it advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction contemplated herein pursuant to which the businesses of GPU and FirstEnergy will be combined by means of the merger of GPU with and into FirstEnergy (the "Merger"); and
                       ------

     WHEREAS, for Federal income tax purposes, it is intended that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and
                                                              ----

     WHEREAS, for accounting purposes, it is intended that the Merger will be accounted for on a purchase accounting basis in accordance with generally accepted accounting principles ("GAAP") and applicable
                                           ----
regulations of the Securities and Exchange Commission (the "SEC"); and
                                                            ---

     WHEREAS, GPU and FirstEnergy desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties intending to be legally bound agree as follows:

                               ARTICLE I

                               THE MERGER
                               ----------
     Section 1.01   The Merger.  Upon the terms and subject to the
                    ----------
conditions of this Agreement, at the Effective Time (as defined in Section 1.03), GPU shall be merged with and into FirstEnergy in accordance with the laws of the Commonwealth of Pennsylvania and the State of Ohio. FirstEnergy shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. The effects and the consequences of the Merger shall be as set forth in
Section 1.04.  Throughout this Agreement, the term "Surviving Corporation"
                                                    ---------------------
shall refer to FirstEnergy in its capacity as the surviving corporation in the Merger.

     Section 1.02   Closing.  The closing of the Merger (the "Closing")
                    -------                                   -------
will take place at 10:00 A.M. (local time), on a date to be specified by the parties, which shall be no later than the second business day following the date on which the last of the closing conditions set forth in Article VIII has been met or waived, at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, NY 10004, unless another date or place is agreed to in writing by the parties hereto (the "Closing Date").
      ------------

     Section 1.03   Effective Time of the Merger.  Subject to the
                    ----------------------------
provisions of this Agreement, articles or certificates of merger shall be duly prepared, executed and acknowledged by an appropriate officer of each of the corporations involved in the Merger (the "Certificates of Merger")
                                                 ----------------------
and thereafter delivered as soon as practicable on the Closing Date to the Department of State of the Commonwealth of Pennsylvania for filing as well as to the Secretary of State of the State of Ohio as provided by Pennsylvania law and Ohio law. The Merger shall become effective upon the filing of the Certificates of Merger with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Ohio or at such time thereafter as is agreed by the parties and provided in the Certificates of Merger (the "Effective Time").
                                    --------------

     Section 1.04   Effects of the Merger.  At the Effective Time,
                    ---------------------
          (a) the separate existence of GPU shall cease and GPU shall be merged with and into FirstEnergy with FirstEnergy continuing as the Surviving Corporation,

          (b) pursuant to the Merger, Article IV.A of the Amended Articles of Incorporation of FirstEnergy shall be amended by replacing "305 million" and "300 million" contained therein with "380 million" and "375 million", respectively, and as so amended such Amended Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation,

          (c) the Regulations of FirstEnergy, as in effect immediately prior to the Effective Time, shall be the Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Regulations, and

          (d) the Merger shall have all the effects of applicable law, including without limitation as provided in Section 1701.82 of the Ohio General Corporation Law (the "Ohio GCL") and Section 1929 of the
                              --------
Pennsylvania Business Corporation Law  (the "Pennsylvania BCL").
                                             ----------------

     Section 1.05   Directors and Officers of the Surviving Corporation.
                    ---------------------------------------------------
As of the Effective Time, the directors and officers of the Surviving Corporation shall be designated as provided in Section 7.12 of this Agreement.

                               ARTICLE II

            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            RESPECTIVE CORPORATIONS; EXCHANGE OF CERTIFICATES
            -------------------------------------------------

     Section 2.01   Manner of Converting Shares.  As of the Effective
                    ---------------------------
Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the corporations involved:

          (a)  Capital Stock of FirstEnergy.  Each share of common stock,
               ----------------------------
par value $0.10 per share, of FirstEnergy ("FirstEnergy Common Stock")
                                            ------------------------
that is issued and outstanding immediately prior to the Effective Time shall remain outstanding unchanged by reason of the

Merger as one fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

          (b)  Cancellation of Certain GPU Common Stock.  Each share of
               ----------------------------------------
common stock, par value $2.50 per share, of GPU ("GPU Common Stock") that is owned by GPU as treasury stock shall be canceled and cease to exist, and no stock or other consideration shall be delivered in exchange therefor.

          (c)  Conversion of GPU Common Stock.  Each share of GPU Common
               ------------------------------
Stock, other than Dissenting Shares (as defined in Section 2.01(n)) and shares canceled pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $36.50 in cash, without interest (the "Cash
                                                                ----
Consideration"), (ii) a number of validly issued, fully paid and
-------------
nonassessable shares of FirstEnergy Common Stock equal to the Exchange Ratio (as defined below) or (iii) a combination of cash and shares as provided in Sections 2.01(e), (g) and (h) below ((i), (ii) or (iii) as applicable, the "Merger Consideration"). The "Exchange Ratio" shall be
                 --------------------          --------------
equal to the quotient (rounded to the nearest ten thousandth, or if there is no nearest ten thousandth, the next higher ten thousandth) of the Cash Consideration divided by the FirstEnergy Share Price (as defined below); provided, however, that if the FirstEnergy Share Price is less than
--------  -------
$24.2438, the "Exchange Ratio" shall be 1.5055, and if the FirstEnergy Share Price is greater than $29.6313, the "Exchange Ratio" shall be
1.2318.  The "FirstEnergy Share Price" shall be equal to the average of
              -----------------------
the closing prices of the shares of FirstEnergy Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as
                      ----
reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting), over the 20 trading days ending on the trading day immediately preceding the fifth Business Day (as defined in Rule 14d-1(g)(3) under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act")) prior to the Election Deadline. FirstEnergy shall make a
 ------------
public announcement of the Exchange Ratio and the Election Deadline (as defined below) no later than 9:00 a.m., New York City time, on the fifth Business Day prior to the date of the Election Deadline by issuing a release to the Dow Jones News Service or similar U.S. news service.

          (d)  Cash Election.  Subject to the immediately following
               -------------
sentence, each record holder of shares of GPU Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash, without interest, for all or any part of such holder's shares of GPU Common Stock (a "Cash Election"). Notwithstanding the foregoing and
                 -------------
subject to Section 2.01(l), the aggregate number of shares of GPU Common Stock that will be converted into the right to receive cash in the Merger (the "Cash Election Number") will be 50% of the total number of shares of
      --------------------
GPU Common Stock issued and outstanding as of the Effective Time. Cash Elections shall be made on a form reasonably acceptable to GPU and FirstEnergy designed for that purpose (a "Form of Election").
                                          ----------------

          (e)  Oversubscribed Cash Election.  If the aggregate number of
               ----------------------------
shares of GPU Common Stock covered by Cash Elections (the "Cash Election
                                                           -------------
Shares") exceeds the Cash Election Number, (1) each Cash Election Share
------
shall be converted into (i) the right to receive an amount of cash, without interest, equal to the product of (a) the Cash Consideration and
(b) a fraction (the "Cash Fraction"), the numerator of which shall be the
                     -------------
Cash Election Number and
the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of FirstEnergy Common Stock equal to the product of (a) the Exchange Ratio and (b) a fraction equal to one minus the Cash Fraction and (2) each Stock Election Share and each No Election Share (each as defined below) shall be converted into the right to receive a number of shares of FirstEnergy Common Stock equal to the Exchange Ratio.

          (f)  Stock Election.  Subject to the immediately following
               --------------
sentence, each record holder of shares of GPU Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of FirstEnergy Common Stock for all or any part of such holder's shares of GPU Common Stock (a "Stock Election", and together with a Cash Election,
                     --------------
the "Election").  Notwithstanding the foregoing and subject to Section
     --------
2.01(l), the aggregate number of shares of GPU Common Stock that will be converted into the right to receive shares of FirstEnergy Common Stock in the Merger (the "Stock Election Number") shall be 50% of the total number
                 ---------------------
of shares of GPU Common Stock issued and outstanding as of the Effective Time. Stock Elections shall be made on a Form of Election.

          (g)  Oversubscribed Stock Election.  If the aggregate number of
               -----------------------------
shares of GPU Common Stock covered by Stock Elections (the "Stock Election
                                                            --------------
Shares") exceeds the Stock Election Number, (1) each Stock Election Share
------
shall be converted into (i) the right to receive a number of shares of FirstEnergy Common Stock, equal to the product of (a) the Exchange Ratio and (b) a fraction (the "Stock Fraction"), the numerator of which shall be
                         --------------
the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount of cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction equal to one minus the Stock Fraction and (2) each Cash Election Share and No Election Share shall be converted into the right to receive an amount of cash, without interest, equal to the Cash Consideration.

          (h)  Undersubscribed Cash Election and Stock Election.  If (x)
               ------------------------------------------------
the aggregate number of Cash Election Shares is equal to or less than the Cash Election Number and (y) the aggregate number of Stock Election Shares
                     ---
is equal to or less than the Stock Election Number, (1) each Cash Election Share shall be converted into the right to receive an amount of cash, without interest, equal to the Cash Consideration, (2) each Stock Election Share shall be converted into the right to receive a number of shares of FirstEnergy Common Stock equal to the Exchange Ratio and (3) each No Election Share shall be converted into the right to receive (A) an amount of cash, without interest, equal to the product of (i) the Cash Consideration and (ii) a fraction (x) the numerator of which shall be the Cash Election Number less the number of Cash Election Shares and the (y) denominator of which shall be the aggregate number of No Election Shares and (B) a number of shares of FirstEnergy Common Stock equal to the product of (i) the Exchange Ratio and (ii) a fraction (x) the numerator of which shall be the Stock Election Number less the number of Stock Election Shares and (y) the denominator of which shall be the aggregate number of No Election Shares.

          (i)  Form of Election.  To be effective, a Form of Election must
               ----------------
be properly completed, signed and submitted to the Exchange Agent (defined below), and accompanied by the certificates representing the shares of GPU Common Stock ("GPU Certificates") as to which the election is being made
               ----------------
(or by an appropriate guarantee of delivery of such GPU Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc.). FirstEnergy shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of FirstEnergy (or the Exchange Agent) in such matters shall be conclusive and binding. Neither FirstEnergy nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Sections 2.01(e), (g) and (h), and all such computations shall be conclusive and binding on the holders of shares of GPU Common Stock (absent manifest error).

          (j)  Deemed Non-Election.  For the purposes hereof, a holder of
               -------------------
shares of GPU Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in
Section 2.01(k)) (the "No Election Shares") shall be deemed not to have
                       ------------------
made a Cash Election or Stock Election. If FirstEnergy or the Exchange Agent shall determine that any purported Election was not properly made prior to the Election Deadline, the shares subject to such improperly made Election shall be treated as No Election Shares.

          (k)  Election Deadline.  Not more than 90 days nor less than 20
               -----------------
Business Days prior to the Election Deadline, FirstEnergy shall cause copies of the Form of Election, together, in the case of holders of GPU Common Stock who became such after the record date for the meeting referred to therein, with a copy of the Joint Proxy Statement (as defined in Section 3.05), to be mailed to the holders of record of GPU Common Stock (as of a record date as close as practicable to the date of mailing and mutually agreed by GPU and FirstEnergy). FirstEnergy shall use best efforts to make the Form of Election, together with a copy of the Joint Proxy Statement, available to all persons who become record holders of GPU Common Stock subsequent to the record date with respect to such mailing and prior to the Election Deadline. A Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the Business Day prior to the Effective Time (the "Election Deadline"), in order to be
                                  -----------------
effective. All Elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election. In addition, all Elections shall automatically be revoked if the Merger Agreement is terminated in accordance with Section 9.01. If an Election is revoked, the GPU Certificates (or guarantee of delivery, as applicable) to which the Election relates shall be promptly returned to the shareholder submitting those GPU Certificates in respect of such Election. Nothing contained herein shall be interpreted to prohibit a holder of shares of GPU Common Stock from making Cash Elections with respect to those shares.

          (l)  Adjustment Per Tax Opinion.  Notwithstanding anything in
               --------------------------
this Article II to the contrary (other than the last sentence of Section 2.01(m)), if, based on the Exchange Ratio determined in accordance with
Section 2.01(c), the Tax Ratio (as defined below) is less than 45% (or such lesser percentage, not below 40%, as shall be reasonably agreed to by tax counsel to FirstEnergy and GPU to enable such tax counsel to deliver the tax opinions referred to in Section 8.02(c) and 8.03(c)) (the "Minimum
                                                                   -------

Tax Ratio"), the amount of cash to be delivered (but for this Section
---------
2.01(l)) with respect to each share of GPU Common Stock convertible, in whole or in part, into a right to receive cash shall be reduced to the minimum extent necessary (the amount of such reduction, the "Reduction Amount") (and FirstEnergy shall
                               ----------------
deliver with respect to each such share of GPU Common Stock, in lieu of the Reduction Amount, that number of shares of FirstEnergy Common Stock having an aggregate value (based on the closing price of the FirstEnergy Common Stock on the Closing Date) equal to the Reduction Amount) so that the Tax Ratio is equal to the Minimum Tax Ratio. "Tax Ratio" shall mean
                                                   ---------
the ratio of (i) the product of (A) the closing price per share of FirstEnergy Common Stock on the Closing Date times (B) the excess of (x) the aggregate number of shares of FirstEnergy Common Stock to be issued pursuant to this Section 2.01 over (y) the number of shares of FirstEnergy Common Stock that tax counsel to FirstEnergy or GPU reasonably deems necessary to exclude for purposes of the "continuity-of-interest" requirements under applicable federal income tax principles relating to reorganizations described in the Code (the "Aggregate Stock Amount"), to
                                            ----------------------
(ii) the sum of (u) the Aggregate Stock Amount plus (v) the aggregate cash payable pursuant to this Section 2.01 (plus the aggregate estimated amount of cash payable in lieu of fractional shares of FirstEnergy Common Stock pursuant to Section 2.02(e)(ii)) plus (w) the number of Dissenting Shares times the per share fair value of such shares determined pursuant to applicable law or, if such fair value has not been determined as of the date the calculation required by this Section 2.01(l) is required to be made, then times the greater of (A) the Cash Consideration and (B) the value of the number of shares of FirstEnergy Common Stock equal to the Exchange Ratio (based on the closing price per share of FirstEnergy Common Stock on the Closing Date), plus (x) any other amounts paid by GPU (or any affiliate thereof) to, or on behalf of, any holder of shares of GPU Common Stock in connection with the sale, redemption or other disposition of any GPU Common Stock in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e) plus (y) any extraordinary dividend distributed by GPU prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), plus
(z) the amount of any other items that tax counsel to FirstEnergy or GPU reasonably deems necessary to take into account for purposes of making the Merger satisfy the "continuity-of-interest" requirements under applicable federal income tax principles relating to reorganizations described in the Code.

          (m)  Anti-Dilution Provisions.  In the event FirstEnergy (i)
               ------------------------
changes (or establishes a record date for changing) the number of shares of FirstEnergy Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding FirstEnergy Common Stock or (ii) pays or makes a dividend or distribution not permitted by Section 6.02 in respect of FirstEnergy Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor or the effective time thereof shall be prior to the Effective Time, the Exchange Ratio shall be adjusted appropriately. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, FirstEnergy shall merge or consolidate with or into any other corporation in an transaction otherwise permitted by the terms of this Agreement and the terms thereof shall provide that FirstEnergy Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of GPU who would be entitled to receive shares of FirstEnergy Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of FirstEnergy Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such merger or consolidation with respect to one share of FirstEnergy

Common Stock and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

          (n)  Dissenting Shares.  Each outstanding share of GPU Common
               -----------------
Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into
                         -----------------
or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided however, that any Dissenting Share
     -------- -------
held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the Pennsylvania BCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration as provided in Section 2.01, without interest thereon, upon surrender of the GPU Certificates representing such Dissenting Shares in accordance with Section 2.02 hereof. GPU shall give
(i) FirstEnergy prompt notice upon receipt by GPU of any written demands for payment of the fair value of any shares of GPU Common Stock and of withdrawals of any such demands and any other instruments provided pursuant to applicable law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Pennsylvania BCL. GPU shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of FirstEnergy, settle or offer to settle any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     Section 2.02   Exchange of Certificates.  (a) Deposit with Exchange
                    ------------------------       ---------------------
Agent.  As soon as practicable after the Effective Time, the Surviving
-----
Corporation shall deposit with a bank or trust company mutually agreeable to FirstEnergy and GPU (the "Exchange Agent"), pursuant to an agreement in
                             --------------
form and substance reasonably acceptable to FirstEnergy and GPU, an amount of cash and certificates representing the shares of FirstEnergy Common Stock required to effect the conversion of GPU Common Stock into FirstEnergy Common Stock and cash in accordance with Section 2.01.

          (b)  Exchange and Payment Procedures.  (i)  As soon as
               -------------------------------
     reasonably practicable after the Merger, FirstEnergy shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of one or more GPU Certificates in respect of which the holder failed to return a properly completed Form of Election,

                    (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the GPU Certificates shall pass, only upon delivery of the GPU Certificates to the Exchange Agent) and

                    (B) instructions for effecting the surrender of the GPU Certificates and receiving the Aggregate Consideration (as defined below) to which such holder shall be entitled pursuant to Section 2.01.

            (ii) Upon surrender of a GPU Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FirstEnergy for such purpose, together with such letter of transmittal, duly executed, the holder of such GPU Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of FirstEnergy Common Stock ("FirstEnergy
                                                         -----------
     Shares") into which the shares of GPU Common Stock previously
     ------
     represented by such GPU Certificate are converted in accordance with
     Section 2.01, (y) the cash to which such holder is entitled in accordance with Section 2.01, and (z) the cash in lieu of fractional FirstEnergy Shares which such holder has the right to receive pursuant to Section 2.02(e) (the shares of FirstEnergy Common Stock and cash described in clauses (x), (y) and (z) above being referred to collectively as the "Aggregate Consideration"). In the event the
                             -----------------------
     Aggregate Consideration is to be delivered to any person who is not the person in whose name the GPU Certificate surrendered in exchange therefor is registered in the transfer records of GPU, the Aggregate Consideration may be delivered to a transferee if the GPU Certificate is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each GPU Certificate (other than a GPU Certificate representing shares of GPU Common Stock to be canceled in accordance with Section 2.01(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Aggregate Consideration contemplated by this
     Section 2.02. No interest will be paid or will accrue on any cash payable to holders of GPU Certificates pursuant to provisions of this
     Article II.

          (c)  Distributions with Respect to Unexchanged Shares.  No
               ------------------------------------------------
dividends or other distributions declared or paid after the Effective Time with respect to FirstEnergy Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered GPU Certificate with respect to the FirstEnergy Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.02(e) until the holder of record of such GPU Certificate shall surrender such GPU Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such GPU Certificate, there shall be paid to the record holder of the certificates representing whole FirstEnergy Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FirstEnergy Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole FirstEnergy Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole FirstEnergy Shares.

          (d)  No Further Ownership Rights in GPU Common Stock.  (i) The
               -----------------------------------------------
     payment of the Aggregate Consideration to be made to holders of GPU Certificates upon conversion of shares of GPU Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of GPU Common Stock, subject, however, to the obligation of FirstEnergy to pay any dividends or make any other distributions pursuant to Section 2.02(c) above.

            (ii) If, after the Effective Time, GPU Certificates are presented to FirstEnergy for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)  No Fractional Shares.    No certificates or scrip
               --------------------
representing fractional shares of FirstEnergy Common Stock shall be issued upon the surrender for exchange of GPU Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of FirstEnergy.

              (ii) To the extent a holder of GPU Common Stock would otherwise have been entitled to receive a fractional share of FirstEnergy Common Stock, such holder shall be entitled to receive in lieu thereof a payment in cash, without interest, in an amount equal to (x) such fraction multiplied by (y) the average of the closing prices of the shares of FirstEnergy Common Stock on the NYSE over the five trading day period ending on the trading day immediately prior to the Closing Date, as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting). The fractional shares of FirstEnergy Common Stock shall be aggregated and no holder of GPU Common Stock shall be entitled to receive cash in an amount equal to or greater than the value of one full share of FirstEnergy Common Stock as calculated above.

          (f)  Termination of Exchange Agent.  Any certificates
               -----------------------------
representing FirstEnergy Shares deposited with the Exchange Agent pursuant to Section 2.02(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.02 shall be returned by the Exchange Agent to FirstEnergy, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered GPU Certificates and unclaimed at the end of one year from the Effective Time shall be returned to FirstEnergy, after which time any holder of unsurrendered GPU Certificates shall look as a general creditor only to FirstEnergy for payment of such funds to which such holder may be due, subject to applicable law.

          (g)  Withholding Rights.  FirstEnergy shall be entitled to
               ------------------
deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of GPU Common Stock (or to any person pursuant to Section 2.02(h)) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FirstEnergy, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of GPU Common Stock (or to any person pursuant to Section 2.02(h)) in respect of which such deduction and withholding was made by FirstEnergy.

          (h)  Stock Options of GPU.  (i)  At the Effective Time, each
               --------------------
     unexpired and unexercised option to purchase GPU Common Stock (each, a "GPU Option") granted under each of GPU's stock plans including but
        ----------
     not limited to the GPU 1990 Employee Stock Plan, as amended, the GPU Deferred Stock Unit Plan for Outside Directors, the 1989, 1990, 1992, 1995 and 1999 Stock Option and Restricted Stock Plans of MYR Group Inc. and the 1993 Non-Employee Director Stock Option Plan of MYR Group Inc. (the "GPU Stock Plans", and each, a "GPU Stock Plan"),
                      ---------------                --------------
     shall become, subject to the next sentence, an option (a "FirstEnergy
                                                               -----------
     Option") to purchase a number of shares of FirstEnergy Common Stock
     ------
     equal to the number of shares of GPU Common Stock that could have been purchased under the GPU Option multiplied by the Exchange Ratio as adjusted in accordance with Section 2.01(m) (with the resulting number of shares rounded up or down to the nearest whole share), at an exercise price per share of

     FirstEnergy Common Stock equal to the option exercise price of the GPU Option determined pursuant to the GPU Option divided by the Exchange Ratio as adjusted in accordance with Section 2.01(m)
     (with the resulting exercise price rounded up or down to the nearest whole cent). Notwithstanding the foregoing, any holder of a GPU Option the current terms of which entitle the holder, upon consummation of the Merger, to a cash payment in respect of that option shall be entitled to that cash payment in accordance with the current terms of the option unless, within 30 days after the Effective Date, that holder elects, by written notice to FirstEnergy, that the holder's GPU Option shall become a FirstEnergy Option in accordance with the prior sentence of this Section 2.02(h). Prior to the Closing Date, the Board of Directors of GPU and GPU shall take, or cause the appropriate committee to take, all action necessary to effectuate the foregoing, including the adoption of necessary amendments to the GPU Stock Plans.

              (ii) As of the Effective Time all outstanding performance units (each, a "GPU Performance Unit") granted under the GPU Stock
                     --------------------
     Plans in respect of shares of GPU Common Stock will, in accordance with their terms, vest and become payable upon the consummation of the Merger, and all outstanding deferred vested units (each, a "GPU
                                                                     ---
     Deferred Unit" and together with a GPU Performance Unit, the "GPU
     -------------                                                 ---
     Stock Units") granted under the GPU Stock Plans in respect of shares
     -----------
     of GPU Common Stock may, in accordance with their terms and prior elections made by the holders thereof, become payable upon the consummation of the Merger. Each holder of a GPU Stock Unit which becomes payable upon the consummation of the Merger shall be entitled to receive at the Effective Time, (i) if the GPU Stock Units are payable in cash, a cash payment equal to the number of GPU Stock Units held at the Effective Time multiplied by the highest closing price per share of GPU Common Stock, as reported on the New York Stock Exchange Composite Tape, occurring during the 90-day period immediately preceding the Effective Time (the "GPU Stock Price"), and
                                                    ---------------
     (ii) if the GPU Stock Unit is payable in stock, a number of shares of FirstEnergy Common Stock equal to the quotient of (1) the product of the number of such GPU Stock Units, multiplied by the GPU Stock Price, divided by (2) the per share closing price of FirstEnergy Common Stock on the last business day immediately preceding the Effective Time. Each GPU Deferred Unit that does not become payable upon consummation of the Merger, shall, at the written election of the holder thereof delivered to FirstEnergy within 30 days after the Effective Time, be converted at the Effective Time into either (i) a deferred vested unit (a "FirstEnergy Deferred Unit") in respect of a
                              -------------------------
     number of shares of FirstEnergy Common Stock equal to the quotient of
     (1) the product of the number of such GPU Deferred Units, multiplied by the GPU Stock Price, divided by (2) the per share closing price of FirstEnergy Common Stock on the last business day immediately preceding the Effective Time, or (ii) a deferred cash account to be established and maintained by FirstEnergy or one of its Subsidiaries with an initial balance equal to the number of shares of GPU Common Stock covered by the GPU Deferred Unit multiplied by the GPU Stock Price, which balance shall be credited with interest at an annual rate not less than the Citibank, N.A. prime rate as in effect from time to time. In accordance with the terms of the GPU Stock Plans and the GPU Stock Units, the personnel, compensation and nominating committee of the Board of Directors of GPU (the "GPU PCN Committee")
                                                      -----------------
     shall prior to the Effective Time determine whether all or a portion of each GPU Stock Unit that becomes payable upon the consummation of the Merger or thereafter shall entitle the holder thereof to payment in cash or in shares of FirstEnergy Common Stock. Prior to the Effective Time, GPU shall take, or cause the appropriate committee to take, all action necessary to effectuate the foregoing, including the adoption of necessary amendments to the applicable GPU Stock Plan.

              (iii) From and after the Effective Time, each substituted FirstEnergy Option and FirstEnergy Deferred Unit provided for in this
     Section 2.02(h) shall otherwise be subject to the same terms and conditions as the corresponding GPU Option or GPU Stock Unit, as applicable (subject to the adjustments provided for in this Section 2.02(h), the GPU Stock Plans and the option or deferred vested unit agreements pursuant to which any such option or deferred vested unit was granted).

              (iv) The date of grant of the substituted FirstEnergy Option or FirstEnergy Deferred Unit provided for in this Section 2.02(h) shall be the date on which the corresponding GPU Option or GPU Deferred Unit was granted.

              (v)  FirstEnergy shall

                    (A) At the Effective Time, assume all of GPU's obligations with respect to all GPU Options and GPU Stock Units as contemplated by this Section 2.02(h),

                    (B) At the Effective Time, have reserved for issuance the number of shares of FirstEnergy Common Stock that will become subject to or payable in respect of FirstEnergy Options, GPU Stock Units and FirstEnergy Deferred Units pursuant to this
          Section 2.02(h),

                    (C) from and after the Effective Time, upon exercise of the FirstEnergy Options or upon the payment of GPU Stock Units or FirstEnergy Deferred Units, in each case, in accordance with the terms thereof, make available for issuance all shares of FirstEnergy Common Stock covered thereby, and

                    (D) as soon as practicable after the Effective Time, issue to each holder of an outstanding GPU Option or GPU Stock Unit a document evidencing the foregoing assumption by FirstEnergy.

              (vi) FirstEnergy shall use reasonable best efforts to ensure that the shares of FirstEnergy Common Stock issuable or deliverable upon the exercise of the FirstEnergy Options or upon the payment of the GPU Stock Units or FirstEnergy Deferred Units are listed on the NYSE upon issuance or delivery, as applicable. Prior to the Effective Time, FirstEnergy shall file with the SEC a registration statement on Form S-8 (or any successor form), or an amendment to a registration statement previously filed, under the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act"), with respect to the shares of
                      --------------
     FirstEnergy Common Stock deliverable upon exercise of the FirstEnergy Options or upon the payment of the GPU Stock Units or FirstEnergy Deferred Units. FirstEnergy shall take all necessary action so that newly filed registration statement or amendment to the previously filed registration statement, as the case may be, shall be effective at the Effective Time. FirstEnergy shall use reasonable best efforts to (1) maintain the current status of the prospectus or prospectuses relating to any registration statement applicable to the FirstEnergy Options and/or GPU Stock Units and/or FirstEnergy Deferred Units and (2) comply with any applicable state securities or "blue sky" laws, in each case so long as any FirstEnergy Options and/or GPU Stock Units and/or FirstEnergy Deferred Units remain outstanding.

              (vii) The Board of Directors or compensation committee of FirstEnergy and Board of Directors of GPU or the GPU PCN Committee will each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of GPU Common Stock, GPU Options and GPU Stock Units and the acquisition in the Merger of FirstEnergy Common Stock, FirstEnergy Options and FirstEnergy Deferred Units to be exempt from the provisions of Section 16(b) of the Exchange Act.

          (i)  No Liability.  No party to this Agreement shall be liable
               ------------
to any holder of shares of GPU Common Stock for payment of the Merger Consideration (or dividends or distributions relating thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.03   Stated Capital of Surviving Corporation Shares.
                    ----------------------------------------------
At the Effective Time, the stated capital of each class of shares of the Surviving Corporation shall equal the par value of such shares.

                             ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF GPU
               -------------------------------------

     Except as set forth in (x) the GPU SEC Documents (as defined in
Section 3.06) filed with the SEC prior to or as of the date of this Agreement and (y) the disclosure schedule delivered to FirstEnergy by GPU pursuant to Section 7.17(a)(ii) (the "GPU Disclosure Schedule"), GPU
                                      -----------------------
represents and warrants to FirstEnergy as follows:

     Section 3.01   Organization, Standing and Power.  (a)  Each of GPU
                    --------------------------------
and its Significant Subsidiaries

              (i) is a corporation or other organization duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation or organization,

              (ii) has all requisite corporate or similar power and authority, and has been duly authorized by all necessary approvals and orders of Governmental Entities (as defined in Section 3.04), to own, lease and operate its properties and to carry on its business as now being conducted, and

              (iii) is duly qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary,

except with respect to each of clauses (ii) and (iii) above where the failure to have such power and authority, or to be so qualified or in good standing, would not, when taken together with all other such failures, have a GPU Material Adverse Effect. "Material Adverse Effect" shall mean,
                                      -----------------------
with respect to GPU or FirstEnergy, as applicable, a material adverse effect on the business, operations, properties, assets, financial condition or the reported or future results of operations of that party and its Subsidiaries taken as a whole or on that party's ability to consummate the Merger; provided, however, that events, consequences or
                       --------  -------
conditions arising out of or caused by the following shall not be considered in determining whether a "Material Adverse Effect" has occurred or would occur: (a) changes to general economic conditions, and (b) changes resulting from the adoption, amendment or issuance of any law, regulation, ruling, order or decree, or any new interpretation of any of the foregoing, by any Governmental Entity, unless, in the case of a ruling, order or decree, such ruling, order or decree is applicable solely to GPU or FirstEnergy, as applicable, or any of its Subsidiaries. A "Material Adverse Effect" on GPU or FirstEnergy is referred to respectively as a "GPU Material Adverse Effect" or a "FirstEnergy Material
                   ---------------------------        --------------------
Adverse Effect".  FirstEnergy and GPU have exchanged certain internal
--------------
businesses projections; FirstEnergy and GPU agree that such business projections are not covered by the representations or warranties of FirstEnergy or GPU, as the case may be, contained in this Agreement and will not form the basis for a determination by either FirstEnergy or GPU that a Material Adverse Effect has occurred or would occur.

          (b)  As used in this Agreement, (x) a "Significant Subsidiary"
                                                 ----------------------
means any Subsidiary that would constitute a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X of the SEC and (y) a "Subsidiary" means, with respect to any corporation or other entity, any
 ----------
other corporation or other entity in which the first entity owns, directly or indirectly, more than fifty percent of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions.

     Section 3.02   Capital Structure.  (a)  As of the date hereof, (i)
                    -----------------
the authorized capital stock of GPU consists of 350,000,000 shares of GPU Common Stock of which, as of August 4, 2000, 121,285,419 shares were issued and outstanding and 11,497,919 shares were held by GPU in its treasury or by any of its wholly owned Subsidiaries; (ii) options under the GPU Stock Plans to purchase not more than 1,196,374 shares of GPU Common Stock are outstanding; and (iii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") on any matters on
                                       -----------
which shareholders of GPU may vote are issued or outstanding.

          (b) All outstanding shares of GPU's capital stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

          (c) As of the date of this Agreement (except as set forth in paragraph (a) above and except for rights ("GPU Rights") issued under the
                                            ----------
Rights Agreement, dated as of August 6, 1998, between GPU and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "GPU Rights
                                                    ----------
Agreement")), there are no options, warrants, calls, rights, commitments
---------
or
agreements of any character to which GPU or any Subsidiary of GPU is a party or by which it is bound obligating GPU or any Subsidiary of GPU to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of, or other equity interest in, GPU or securities convertible or exchangeable for such shares, Voting Debt or other equity interests, or obligating GPU or any Subsidiary of GPU to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     Section 3.03  Corporate Authority.  (a)  GPU has all requisite
                   -------------------
corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of GPU, to consummate the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GPU, subject to the approval of this Agreement by the shareholders of GPU.

          (c) This Agreement has been duly executed and delivered by GPU and constitutes a valid and binding obligation of GPU enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought.

     Section 3.04  No Violation.  Except as contemplated by Section 3.05,
                   ------------
the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"),
 ---------

          (a) any provision of the Articles of Incorporation, as amended, or By-Laws of GPU or the articles of incorporation, by-laws or similar constitutional documents of any Subsidiary of GPU,

          (b) any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, GPU Controlled Group Plan (as defined in Section 3.12(a)) or other agreement, obligation, instrument, permit, concession, franchise, license of any kind to which GPU or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, which Violation would have a GPU Material Adverse Effect, or

          (c) any judgment, order, injunction, writ, decision, decree, statute, law, ordinance, rule, regulation, permit or license of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") applicable
                                         -------------------
to GPU or any of its Subsidiaries or their respective properties or assets, which Violation would have a GPU Material Adverse Effect.

     Section 3.05   Consents and Approvals.  No consent, approval, order
                    ----------------------
or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by GPU with respect to GPU or any of its Subsidiaries in connection with the execution and delivery of this Agreement by GPU or the consummation by GPU of the transactions contemplated hereby, the failure of which to obtain would have a GPU Material Adverse Effect, except for:

          (a) the filing of a premerger notification report with the Federal Trade Commission (the "FTC") and the Department of Justice (the
                               ---
"DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
 ---
amended (the "HSR Act"), and the expiration or termination of the
              -------
applicable waiting period under the HSR Act,

          (b) the filing with, and to the extent applicable, the declaration of effectiveness by, the SEC of

              (i) a proxy statement in definitive form relating to the meeting of GPU's and FirstEnergy's shareholders to be held in connection with the Merger (the "Joint Proxy Statement"), and
                                      ---------------------

              (ii) such reports and other filings under the Securities Act or the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required under the Securities Act or the Exchange Act,

         (c) the filing and notices required under the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder (the "1935 Act") and the obtaining from the SEC of an order pursuant to Section 10 of the 1935 Act approving the transactions contemplated hereby (the "SEC '35 Act Order"),
                          -----------------

         (d) the filing of Certificates of Merger with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Ohio in accordance with applicable law,

         (e) such filings, notices, authorizations, orders and approvals with, of, to or from, the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as amended (the "FPA"), that may be
 ----                                                 ---
required in connection with the transactions contemplated by this
Agreement (the "FERC Approvals"),
                --------------

         (f) such filings, notices, authorizations, orders and approvals with, of, to or from, of the Nuclear Regulatory Commission (the "NRC")
                                                                 ---
under the Atomic Energy Act, as amended (the "AEA"), that may be required
                                              ---
in connection with the transactions contemplated by this Agreement (the "NRC Approvals"),
 -------------

         (g) such filings, notices, authorizations, orders and approvals as may be required of the Federal Communications Commission (the "FCC")
                                                                  ---
under the Federal Communications Act, as amended that may be required in connection with the transactions contemplated by this Agreement (the "FCC
                                                                      ---
Approvals"),
---------

         (h) such filings, authorizations, orders and approvals as may be required of state and local governmental authorities, including state and local utility commissions (the "Local Approvals"),
                                ---------------

         (i) such filings and approvals as may be required pursuant to state takeover laws ("State Takeover Approvals"), and
                      ------------------------

         (j) such filings and approvals as may be required under the laws of foreign countries or their political subdivisions (the "Foreign
                                                           -------
Approvals").
---------

     Section 3.06  GPU SEC Documents.  (a)  GPU has made available to
                   -----------------
FirstEnergy a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by GPU with the SEC since January 1, 2000 (as such documents have since the time of their filing been amended, the "GPU SEC Documents") which are all the
                                -----------------
documents (other than preliminary material) that GPU was required to file with the SEC since such date.


         (b) As of their respective dates of filing, (x) the GPU SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, to the extent applicable to such GPU SEC Documents, and (y) none of the GPU SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (c) The consolidated financial statements of GPU included in the GPU SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly, in all material respects, the financial position of GPU and its subsidiary companies at the dates indicated, and the results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a consistent basis during the periods involved (except (x) as may be indicated in the notes thereto and (y) in the case of the unaudited statements, as permitted by Form 10-Q of the SEC and for normal, recurring adjustments).

     Section 3.07  No Undisclosed Liabilities.  (a)  Except as and to the
                   --------------------------
extent set forth in GPU's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, as of June 30, 2000, neither GPU nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities or obligations that would not be required by GAAP to be reflected on a consolidated balance sheet (including the notes thereto) of GPU or which would not, individually or in the aggregate, be reasonably likely to have a GPU Material Adverse Effect.

         (b) Since June 30, 2000, except as set forth in the GPU SEC Documents filed by GPU with the SEC since June 30, 2000 and prior to the date of this Agreement, neither GPU nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, threatened or otherwise, which would, individually or in the aggregate, have a GPU Material Adverse Effect.

     Section 3.08  Information Supplied.  (a)  None of the information
                   --------------------
supplied or to be supplied by GPU for inclusion or incorporation by reference in

              (i) the Registration Statement (as defined in Section 4.05(b)(ii)) will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

              (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of GPU and the shareholders of FirstEnergy and at the time of the meetings of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         (b) The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     Section 3.09  Compliance with Applicable Laws.  (a)  GPU and its
                   -------------------------------
Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of GPU and its Subsidiaries, taken as a whole (the "GPU
                                                                      ---
Permits").
-------

         (b) GPU and its Subsidiaries are in compliance with the terms of the GPU Permits, except where any such failures so to comply would not, individually or in the aggregate, have a GPU Material Adverse Effect.

         (c) The businesses of GPU and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not individually or in the aggregate, have a GPU Material Adverse Effect.

         (d)  As of the date of this Agreement,

              (i) no investigation or review by any Governmental Entity with respect to GPU or any of its Subsidiaries is pending or, to the knowledge of the executive officers of GPU, threatened, and

              (ii) to the knowledge of the executive officers of GPU, no Governmental Entity has indicated an intention to conduct any such investigation or review,

other than, in each case, those the outcome of which would not have a GPU Material Adverse Effect.

     Section 3.10  Litigation.  As of the date of this Agreement:
                   ----------

         (a) there is no suit, action or proceeding pending or, to the knowledge of the executive officers of GPU, threatened against GPU or any of its Subsidiaries which is reasonably likely to have a GPU Material Adverse Effect, and

         (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GPU or any of its Subsidiaries having, or which is reasonably likely to have, a GPU Material Adverse Effect.

     Section 3.11  Taxes.  (a)  Each of GPU and its Subsidiaries
                   -----
(including any predecessors) has timely filed when due all Tax returns required to be filed by any of them and has paid (or GPU has paid on its behalf), or has established an adequate accrual or reserve (determined in accordance with GAAP) for the payment of, all Taxes required to be paid in respect of all periods for which returns have been filed or are due (whether or not shown as being due on any Tax returns) or which are otherwise due and payable, except as would not have a GPU Material Adverse Effect. The most recent balance sheet contained in the GPU SEC Documents reflects an adequate accrual or reserve (determined in accordance with GAAP) for Taxes payable by GPU and its Subsidiaries accrued through the date of such balance sheet, except as would not have a GPU Material Adverse Effect.

         (b) Except as would not have a GPU Material Adverse Effect, (i) no deficiencies for any Taxes have been proposed, asserted or assessed in writing or, to the knowledge of the executive officers of GPU, orally, by any Taxing authority against GPU or any of its Subsidiaries, and (ii) no audit of the Tax returns of GPU or any of its Subsidiaries is currently being conducted by any Taxing authority.

         (c) Except with respect to any claims for refunds, the Federal income Tax returns of GPU and each of its Subsidiaries consolidated in such returns for all such periods ended on or before December 31, 1995 have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the applicable statute of limitations with respect
              ---
to such years, including extensions thereof, has expired. As of the date of this Agreement, none of GPU or any of its Subsidiaries (i) has requested any extension of time within which to file any material Federal income Tax return, which Tax return has not since been filed and (ii) has in effect any extension, outstanding waivers or comparable consents with respect to any material Federal income Taxes or material Federal income Tax returns.

         (d) Copies of all Federal Tax returns required to be filed by GPU or any of its Subsidiaries (including any predecessors) for each of the last three years, together with all schedules and attachments thereto, have been delivered or made available by GPU to FirstEnergy.

         (e) None of GPU or any of its Subsidiaries (including any predecessors) is a party to, is bound by, or has any obligation under any Tax sharing or similar agreement.

         (f) None of GPU or any of its Subsidiaries (i) has received a Tax ruling from any Federal Taxing authority or entered into a closing agreement with any Federal Taxing authority that would have a continuing material effect after the Closing Date or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by it for any tax year, and, to the knowledge of the executive officers of GPU, the IRS has not proposed any such adjustment or change in accounting method for any tax year for which the statute of limitations remains open. None of GPU or any of its Subsidiaries has constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past 24 month period or in a distribution which could otherwise constitute part of a "plan" or a series of "related transactions" within the meaning of Section 355(e) of the Code.

         (g) GPU has not taken any actions, nor is it aware of any facts or circumstances, which would, or would be reasonably likely to, prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

         (h)  For the purpose of this Agreement, the term "Tax"
                                                           ---
(including, with correlative meaning, the terms "Taxes", "Taxing", and
                                                 -----    ------
"Taxable") shall include all Federal, state, local and foreign income,
 -------
profits, franchise, gross receipts, payroll, sales, employment, use, property, gains, transfer, recording, license, value-added, withholding, excise and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding), together with any and all estimated Tax interest, penalties and additions to Tax imposed with respect to such amounts and any obligations in respect thereof under any Tax sharing, Tax allocation, Tax indemnity or similar agreement as well as any obligations arising pursuant to Regulation 1.1502-6 promulgated under the Code or comparable state, local or foreign provision.

     Section 3.12  Employee Matters.  (a)  With respect to each employee
                   ----------------
benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any bonus, pension, profit sharing,
                      -----
deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other material plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "GPU Controlled Group Plans"),
                                       --------------------------
maintained or contributed to by GPU, any of its Subsidiaries or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which GPU is a member, GPU has made available to FirstEnergy, or will deliver to FirstEnergy within 30 days after the date hereof, a true and correct copy of

              (i) the most recent annual report (Form 5500) filed with the IRS,

             (ii)  any such GPU Controlled Group Plan,

            (iii) each trust agreement and group annuity contract, if any, relating to any such GPU Controlled Group Plan, and

             (iv) the most recent actuarial report or valuation relating to any such GPU Controlled Group Plan subject to Title IV of ERISA.

         (b) Each of the GPU Controlled Group Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the knowledge of the executive officers of GPU, no circumstances exist that are reasonably expected by GPU to result in the revocation of any such determination.

              (ii) Except as would not have a GPU Material Adverse Effect, GPU is in compliance with, and each GPU Controlled Group Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

              (iii) Except as would not have a GPU Material Adverse Effect, each GPU Controlled Group Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other income tax benefits complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

         (c) With respect to the GPU Controlled Group Plans, individually and in the aggregate, no event has occurred, and to the knowledge of any of the executive officers of GPU or any of its Subsidiaries, there exists no condition or set of circumstances in connection with which GPU or any of its Subsidiaries could be subject to any liability that is reasonably likely to exceed $1,000,000 (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

         (d) Except as would not have a GPU Material Adverse Effect, with respect to each GPU Controlled Group Plan, there are no material funded benefit obligations for which contributions have not been made or in accordance with GAAP properly accrued and there are no material unfunded benefit obligations which have not been accounted for in accordance with GAAP, on the financial statements of GPU or any of its Subsidiaries.

         (e) Except as provided for in this Agreement, as of the date of this Agreement, neither GPU nor any of its Subsidiaries is a party to any union or collective bargaining agreement.

         (f) No GPU Controlled Group Plan is a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code).

         (g) No GPU Controlled Group Plan is intended to be an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or a tax credit employee stock ownership plan (within the meaning of
Section 409(a) of the Code).

         (h) None of the GPU Controlled Group Plans that are welfare plans (within the meaning of Section 3(l) of ERISA) provides for any retiree benefits.

         (i)  Except as would not have a GPU Material Adverse Effect,

              (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

                    (A) payment (whether of severance pay or otherwise) becoming due from GPU or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or

                    (B) benefit under any GPU Controlled Group Plan being established or becoming accelerated, vested or payable, and

              (ii)  neither GPU nor any of its Subsidiaries is a party to

                    (A)  any management, employment, deferred
          compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee,

                    (B) any consulting contract with any person who prior to entering into such contract was a director or officer of GPU, or

                    (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

     Section 3.13  Absence of Certain Changes or Events.  Between June 30,
                   ------------------------------------
2000 and the date of this Agreement, GPU and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course, and, as of the date of this Agreement, there has not been

         (a) any damage, destruction or loss, whether covered by insurance or not, which has, or would have, a GPU Material Adverse Effect;

         (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of GPU's or its Subsidiaries' capital stock, except for (i) regular quarterly cash dividends of $.545 per share on GPU Common Stock; (ii) regular dividends on GPU's Subsidiaries' preferred stock (the "GPU Subs
                                                               --------
Preferred") with usual record and payment dates for such dividends; and
---------
(iii) dividends on common stock paid by wholly owned Subsidiaries of GPU;
or

         (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or which is reasonably likely to have, a GPU Material Adverse Effect.

     Section 3.14  Opinion of GPU Financial Advisor.  GPU has received the
                   --------------------------------
opinion of Salomon Smith Barney, Inc. (hereinafter referred to as "GPU
                                                                   ---
Advisor"), dated as of the date hereof, to the effect that, subject to the
-------
limitations and qualifications contained in that opinion, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to the holders of GPU Common Stock, and copies of such opinion have been previously or will be delivered to FirstEnergy.

     Section 3.15  Vote Required.  The affirmative vote of a majority of
                   -------------
the votes cast by holders of shares of GPU Common Stock with respect to the adoption of this Agreement (at a meeting of shareholders duly called, noticed and held and at which a quorum is present (whether in person or by proxy)) is the only vote of the holders of any class or series of GPU capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     Section 3.16  Accounting Matters.  Neither GPU nor, to the knowledge
                   ------------------
of the executive officers of GPU, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent FirstEnergy from accounting for the business combination to be effected by the Merger on a purchase accounting basis in accordance with GAAP and applicable regulations of the SEC.

     Section 3.17  Ownership of FirstEnergy Stock.  As of the date of this
                   ------------------------------
Agreement, GPU and its affiliates do not "beneficially own" (as such term is defined in the FirstEnergy Rights Agreement) any shares of FirstEnergy Common Stock.

     Section 3.18  GPU Subsidiaries.  (a)  Section 3.18(a) of the GPU
                   ----------------        ---------------
Disclosure Schedule sets forth a description as of the date hereof of all Significant Subsidiaries and material joint ventures of GPU, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and GPU's interest therein.

          (b) All of the issued and outstanding shares of capital stock of each Significant Subsidiary of GPU are validly issued, fully paid, nonassessable and free of preemptive rights, and, other than outstanding shares of preferred stock or similar securities that are not convertible into common equity securities ("Non-Convertible Preferred Securities"),
                                ------------------------------------
are owned directly or indirectly by GPU free and clear of any material liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock, other than Non-Convertible Preferred Securities, or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "wholly owned Subsidiary" shall include Subsidiaries the
          -----------------------
preferred stock or similar securities of which may not be owned by the entity as to which such Subsidiary is otherwise a wholly owned Subsidiary.

         (c) As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity.

     Section 3.19  Environmental Protection.  (a)  Compliance.  Each of
GPU
                   ------------------------        ----------
and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except for failures to be in compliance which would not have a GPU Material Adverse Effect.

              (ii) Neither GPU nor any of its Subsidiaries has received any written communication or, to the knowledge of the executive officers of GPU, any oral communication, from any person or Governmental Entity that alleges that GPU or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a GPU Material Adverse Effect.

         (b)  Permits.  Each of GPU and its Subsidiaries has obtained or
              -------
has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits")
                                                ---------------------
necessary for the construction of its facilities or the conduct of its operations, and all such permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and GPU and each of its Subsidiaries is in material compliance with all terms and conditions of the Environmental Permits, in each case, except for failures to obtain or be in compliance with such Environmental Permit, or of such Environmental Permits to be in effect, which would not have a GPU Material Adverse Effect.

         (c)  Claims.  To the knowledge of the executive officers of GPU,
              ------
no Environmental Claim (as hereinafter defined) is pending

              (i) against GPU or any of its Subsidiaries or any joint ventures to which GPU or any of its Subsidiaries is a party,

             (ii) against any person or entity whose liability for any Environmental Claim GPU or any of its Subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, or

            (iii) against any real or personal property or operations which GPU or any of its Subsidiaries or joint ventures owns, leases or manages, in whole or in part,

which would have, in the aggregate, a GPU Material Adverse Effect.

         (d) The executive officers of GPU have no knowledge of any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against GPU or any Subsidiaries or joint ventures of GPU, or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim GPU or any Subsidiaries or joint ventures of GPU or its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a GPU Material Adverse Effect.

         (e) The executive officers of GPU have no knowledge, with respect to any predecessor of GPU or any Subsidiary or joint venture of GPU, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have a GPU Material Adverse Effect.

         (f) To the knowledge of the executive officers of GPU, GPU has disclosed to FirstEnergy all material facts which GPU reasonably believes form the basis of a GPU Material Adverse Effect arising from

              (i) the cost of pollution control equipment currently required or known to be required in the future; or

              (ii) current remediation costs or remediation costs known to be required in the future.

         (g)  As used in this Agreement:

              (i)  "Environmental Claim" means any and all
                    -------------------
     administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Entity) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from

                    (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by GPU or any Subsidiary or joint venture of GPU or its Subsidiaries (for purposes of this Section 3.19) or by FirstEnergy or any of its Subsidiary or joint ventures of FirstEnergy or its Subsidiaries (for purposes of Section 4.19); or

                    (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

                    (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

              (ii)  "Environmental Laws" means all Federal, state, local
                     ------------------
     and foreign laws, rules and regulations relating to pollution (including without limitation, indoor or ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

              (iii)  "Hazardous Materials" means
                      -------------------

                    (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and
                                      ----

                    (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and

                    (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which GPU or any Subsidiary or joint venture of GPU operates (for purposes of this Section 3.19) or in which FirstEnergy or any Subsidiary or joint venture of FirstEnergy operates (for purposes of Section 4.19).

              (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface, water, groundwater or property.

     Section 3.20  Regulation as a Utility.  (a)  Except as set forth in
                   -----------------------
 paragraphs (b), (c) and (d) of this Section 3.20 (including the sections of the GPU Disclosure Schedule referred to in those paragraphs), neither GPU nor any "subsidiary company" or "affiliate" of GPU is subject to regulation as a public utility or public service company (or similar designation) by the United States, by any state in the United States or by any foreign country or political subdivision thereof.

         (b) GPU is a public utility holding company registered under the 1935 Act.

         (c)  Section 3.20(c) of the GPU Disclosure Schedule sets forth
              ---------------
each "affiliate" and each "subsidiary company" of GPU which may be deemed to be a "public-utility company" or a "holding company" within the meaning of the 1935 Act.

         (d)  Section 3.20(d) of the GPU Disclosure Schedule sets forth
              ---------------
each "affiliate" and each "subsidiary company" of GPU which is an "exempt wholesale generator" or a "foreign utility company" within the meaning of the 1935 Act.

     Section 3.21  Insurance.  Except in each case as would not have a GPU
                   ---------
Material Adverse Effect,

         (a) Each of GPU and its Subsidiaries is as of the date hereof, and has been continuously since January 1, 1995 (or such later date as such entity may have been formed) through the date hereof, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the businesses as conducted by GPU and its Subsidiaries during such time period.

         (b) GPU hereby covenants and agrees (i) to maintain all such insurance for itself and its Subsidiaries from the date of this Agreement through the Effective Time so long as such insurance is available on commercially reasonable terms and at a cost substantially comparable to the cost to GPU to maintain such insurance as of the date of this Agreement and (ii) to notify FirstEnergy promptly of any failure by GPU to maintain any such insurance that is permitted by the preceding clause.

         (c) (i) Neither GPU nor its Subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of GPU or its Subsidiaries.

              (ii) The insurance policies of GPU and each of its Subsidiaries are valid and enforceable policies.

                              ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF FIRSTENERGY
            ---------------------------------------------

     Except as set forth in (x) the FirstEnergy SEC Documents (as defined in Section 4.06) filed with the SEC prior to or as of the date of this Agreement and (y) the disclosure schedule delivered to GPU by FirstEnergy pursuant to Section 7.17(a)(i) (the "FirstEnergy Disclosure Schedule"),
                                     -------------------------------
FirstEnergy represents and warrants to GPU as follows:

     Section 4.01  Organization, Standing and Power.  (a)  Each of
                   --------------------------------
FirstEnergy and its Significant Subsidiaries

              (i) is a corporation or other organization duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation or organization,

              (ii) has all requisite corporate or similar power and authority, and has been duly authorized by all necessary approvals and orders of Governmental Entities, to own, lease and operate its properties and to carry on its business as now being conducted, and

              (iii) is duly qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except with respect to each of clauses (ii) and (iii) above where the failure to have such power and authority, or to be so qualified or in good standing, would not, when taken together with all other such failures, have a FirstEnergy Material Adverse Effect.

     Section 4.02  Capital Structure.  (a)  As of the date hereof, (i) the
                   -----------------
authorized capital stock of FirstEnergy consists of (1) 300,000,000 shares of FirstEnergy Common Stock of which, as of August 4, 2000, 228,615,241 shares were issued and outstanding and no shares were held by FirstEnergy in its treasury or by any of its wholly owned Subsidiaries and no shares of FirstEnergy Common Stock were reserved for any purpose and (2) 5,000,000 shares of Preferred Stock, $100 par value (the "FirstEnergy
                                                          -----------
Preferred") of which, as of the date hereof, no shares were issued and
---------
outstanding and no shares were held by FirstEnergy in its treasury or by any of its wholly owned Subsidiaries; (ii) options under the FirstEnergy Controlled Group Plans (as defined in Section 4.12) to purchase not more than 3,799,153 shares of FirstEnergy Common Stock are outstanding; and
(iii) no Voting Debt on any matters on which shareholders of FirstEnergy may vote are issued or outstanding. As of the Effective Time, the authorized number of shares of FirstEnergy Common Stock referred to in (1) above shall be increased to 375,000,000 shares subject to receipt of the approval of the shareholders of FirstEnergy.

         (b) All outstanding shares of FirstEnergy's capital stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

         (c) As of the date of this Agreement (except pursuant to this Agreement or as set forth in paragraph (a) above and except for rights ("FirstEnergy Rights") issued under the Rights Agreement, dated as of
  ------------------
November 18, 1997, between FirstEnergy and The Bank of New York, as Rights Agent (the "FirstEnergy Rights Agreement")), there are no options,
            ----------------------------
warrants, calls, rights, commitments or agreements of any character to which FirstEnergy or any Subsidiary of FirstEnergy is a party or by which it is bound obligating FirstEnergy or any Subsidiary of FirstEnergy to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of, or other equity interest in, FirstEnergy or securities convertible or exchangeable for such shares, Voting Debt or other equity interests, or obligating FirstEnergy or any Subsidiary of FirstEnergy to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     Section 4.03  Corporate Authority.  (a)  FirstEnergy has all
                   -------------------
requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of FirstEnergy, to consummate the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FirstEnergy, subject to the approval of this Agreement by the shareholders of FirstEnergy.

         (c) This Agreement has been duly executed and delivered by FirstEnergy and constitutes a valid and binding obligation of FirstEnergy enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought.

     Section 4.04  No Violation.  Except as contemplated by Section 4.05,
                   ------------
the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a Violation with, under or pursuant to,

         (a) any provision of the Amended Articles of Incorporation or Regulations of FirstEnergy or the articles of incorporation, by-laws or similar constitutional documents of any Subsidiary of FirstEnergy,

         (b) any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, FirstEnergy Controlled Group Plan (as defined in Section 4.12) or other agreement, obligation, instrument, permit, concession, franchise, license of any kind to which FirstEnergy or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, which Violation would have a FirstEnergy Material Adverse Effect, or

         (c) any judgment, order, injunction, writ, decision, decree, statute, law, ordinance, rule, regulation, permit or license of any Governmental Entity applicable to FirstEnergy or any of its Subsidiaries or their respective properties or assets, which Violation would have a FirstEnergy Material Adverse Effect.

     Section 4.05  Consents and Approvals.  No consent, approval, order or
                   ----------------------
authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by FirstEnergy with respect to FirstEnergy or any of its Subsidiaries in connection with the execution and delivery of this Agreement by FirstEnergy or the consummation by FirstEnergy of the transactions contemplated hereby, the failure of which to obtain would have a FirstEnergy Material Adverse Effect, except for:

         (a) the filing of a premerger notification report with the FTC and the DOJ under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act,

         (b) the filing with, and to the extent applicable, the declaration of effectiveness by, the SEC of

              (i)  the Joint Proxy Statement,

             (ii) a registration statement on Form S-4 to be filed by FirstEnergy in connection with the issuance of shares of FirstEnergy Common Stock in the Merger (the "Registration Statement"), and

            (iii) such reports and other filings under the Securities Act or the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be required under the Securities Act or the Exchange Act,

         (c)  the SEC '35 Act Order,

         (d) the filing of such documents with, and the qualification with, the various state securities authorities under state securities or legal investment laws (the "Blue-Sky Laws"), that are required in
                            -------------
connection with the transactions contemplated by this Agreement (the "Blue-Sky Filings"),
 ----------------

         (e) the filing of Certificates of Merger with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Ohio in accordance with applicable law,

         (f)  the FERC Approvals,

         (g)  the NRC Approvals,

         (h)  the FCC Approvals,

         (i)  the Local Approvals, and

         (j)  State Takeover Approvals.

     Section 4.06  FirstEnergy SEC Documents.  (a)  FirstEnergy has made
                   -------------------------
available to GPU a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FirstEnergy with the SEC since January 1, 2000 (as such documents have since the time of their filing been amended, the "FirstEnergy SEC Documents") which are
                                   -------------------------
all the documents (other than preliminary material) that FirstEnergy was required to file with the SEC since such date.

         (b) As of their respective dates of filing, (x) the FirstEnergy SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, to the extent applicable to such FirstEnergy SEC Documents, and (y) none of the FirstEnergy SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (c) The consolidated financial statements of FirstEnergy included in the FirstEnergy SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and present fairly, in all material respects, the financial position of FirstEnergy and its Subsidiaries as at the dates indicated, and the results of their operations and their cash flows for the periods indicated, in conformity with GAAP applied on a consistent basis during the periods involved (except (x) as may be indicated in the notes thereto and (y) in the case of the unaudited statements, as permitted by Form 10-Q of the SEC and for normal, recurring adjustments).

     Section 4.07  No Undisclosed Liabilities.  (a)  Except as and to the
                   --------------------------
extent set forth in FirstEnergy's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, as of March 31, 2000, neither FirstEnergy nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities or obligations that would not be required by GAAP to be reflected on a consolidated balance sheet (including the notes thereto) of FirstEnergy or which would not, individually or in the aggregate, be reasonably likely to have a FirstEnergy Material Adverse Effect.

         (b) Since March 31, 2000, except as set forth in the FirstEnergy SEC Documents filed by FirstEnergy with the SEC since March 31, 2000 and prior to the date of this Agreement, neither FirstEnergy nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, threatened or otherwise, which would, individually or in the aggregate, have a FirstEnergy Material Adverse Effect.

     Section 4.08  Information Supplied.  (a)  None of the information
                   --------------------
supplied or to be supplied by FirstEnergy for inclusion or incorporation by reference in

              (i) the Registration Statement will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and

              (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of FirstEnergy and the shareholders of GPU and at the time of the meetings of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         (b) The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

     Section 4.09  Compliance with Applicable Laws.  (a)  FirstEnergy and
                   -------------------------------
its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of FirstEnergy and its Subsidiaries, taken as a whole (the "FirstEnergy Permits").
              -------------------

         (b) FirstEnergy and its Subsidiaries are in compliance with the terms of the FirstEnergy Permits, except where any such failures so to comply would not, individually or in the aggregate, have a FirstEnergy Material Adverse Effect.

         (c) The businesses of FirstEnergy and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not, individually or in the aggregate, have a FirstEnergy Material Adverse Effect.

         (d)  As of the date of this Agreement,

              (i) no investigation or review by any Governmental Entity with respect to FirstEnergy or any of its Subsidiaries is pending or, to the knowledge of the executive officers of FirstEnergy, threatened, and

              (ii) to the knowledge of the executive officers of FirstEnergy, no Governmental Entity has indicated an intention to conduct any such investigation or review,

other than, in each case, those the outcome of which would not have a FirstEnergy Material Adverse Effect.

     Section 4.10  Litigation.  As of the date of this Agreement:
                   ----------

         (a) there is no suit, action or proceeding pending or, to the knowledge of the executive officers of FirstEnergy, threatened against FirstEnergy or any of its Subsidiaries which is reasonably likely to have a FirstEnergy Material Adverse Effect, and

         (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FirstEnergy or any of its Subsidiaries having, or which is reasonably likely to have, a FirstEnergy Material Adverse Effect.

     Section 4.11  Taxes.  (a)  Each of FirstEnergy and its Subsidiaries
                   -----
(including any predecessors) has timely filed when due all Tax returns required to be filed by any of them and has paid (or FirstEnergy has paid on its behalf), or has established an adequate accrual or reserve (determined in accordance with GAAP) for the payment of, all Taxes required to be paid in respect of all periods for which returns have been filed or are due (whether or not shown as being due on any Tax returns) or which are otherwise due and payable, except as would not have a FirstEnergy Material Adverse Effect. The most recent balance sheet contained in the FirstEnergy SEC Documents reflects an adequate accrual or reserve (determined in accordance with GAAP) for Taxes payable by FirstEnergy and its Subsidiaries accrued through the date of such balance sheet, except as would not have a FirstEnergy Material Adverse Effect.

         (b) Except as would not have a FirstEnergy Material Adverse Effect, (i) no deficiencies for any Taxes have been proposed, asserted or assessed in writing, or to the knowledge of the executive officers of FirstEnergy, orally, by any Taxing authority against FirstEnergy or any of its Subsidiaries, and (ii) no audit of the Tax returns of FirstEnergy or any of its Subsidiaries is currently being conducted by any Taxing authority.

         (c) Except with respect to any claims for refunds, the Federal income Tax returns of FirstEnergy and each of its Subsidiaries consolidated in such returns for all such periods ended on or before December 31, 1994 have been examined by and settled with the IRS or the applicable statute of limitations with respect to such years, including extensions thereof, has expired. None of FirstEnergy or any of its Subsidiaries (i) has requested any extension of time within which to file any material Federal income Tax return, which Tax return has not since been filed and (ii) has in effect any extension, outstanding waivers or comparable consents with respect to any material Federal income Taxes or material Federal income Tax returns.

         (d) Copies of all Federal Tax returns required to be filed by FirstEnergy or any of its Subsidiaries (including any predecessors) for each of the last three years, together with all schedules and attachments thereto, have been delivered or made available by FirstEnergy to GPU.

         (e) None of FirstEnergy or any of its Subsidiaries (including any predecessors) is a party to, is bound by, or has any obligation under any Tax sharing or similar agreement.

         (f) FirstEnergy has not taken any actions, nor is it aware of any facts or circumstances, which would, or would be reasonably likely to, prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.12  Employee Matters.  (a)  With respect to each employee
                   ----------------
benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the ERISA), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other material plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "FirstEnergy Controlled Group Plans"), maintained or
                   ----------------------------------
contributed to by FirstEnergy, any of its Subsidiaries or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which FirstEnergy is a member, FirstEnergy has made available to GPU, or will deliver to GPU within 30 days after the date hereof, a true and correct copy of

              (i) the most recent annual report (Form 5500) filed with the IRS,

             (ii)  any such FirstEnergy Controlled Group Plan,

            (iii) each trust agreement and group annuity contract, if any, relating to any such FirstEnergy Controlled Group Plan and

             (iv) the most recent actuarial report or valuation relating to any such FirstEnergy Controlled Group Plan subject to Title IV of ERISA.

         (b) (i) Each of the FirstEnergy Controlled Group Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the knowledge of the executive officers of FirstEnergy, no circumstances exist that are reasonably expected by FirstEnergy to result in the revocation of any such determination.

             (ii) Except as would not have a FirstEnergy Material Adverse Effect, FirstEnergy is in compliance with, and each FirstEnergy Controlled Group Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

            (iii) Except as would not have a FirstEnergy Material Adverse Effect, each FirstEnergy Controlled Group Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other income tax benefits complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

         (c) With respect to the FirstEnergy Controlled Group Plans, individually and in the aggregate, no event has occurred, and to the knowledge of any of the executive officers of FirstEnergy or any of its Subsidiaries, there exists no condition or set of circumstances in connection with which FirstEnergy or any of its Subsidiaries could be subject to any liability that is reasonably likely to exceed $1,000,000 (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

         (d) Except as would not have a FirstEnergy Material Adverse Effect, with respect to each FirstEnergy Controlled Group Plan, there are no material funded benefit obligations for which contributions have not been made or in accordance with GAAP properly accrued and there are no material unfunded benefit obligations which have not been accounted for in accordance with GAAP, on the financial statements of FirstEnergy or any of its Subsidiaries.

         (e) Except as provided for in this Agreement, as of the date of this Agreement, neither FirstEnergy nor any of its Subsidiaries is a party to any union or collective bargaining agreement.

         (f) No FirstEnergy Controlled Group Plan is a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code).

         (g) For each FirstEnergy Controlled Group Plan which is intended to be an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or a tax credit employee stock ownership plan (within the meaning of Section 409(a) of the Code), each of the following is true:

              (i) there is no securities acquisition loan (within the meaning of Section 133 of the Code) outstanding with respect to the plan;

             (ii) except for the transactions contemplated in this Agreement, no event has occurred and no condition exists which would give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against FirstEnergy or any of its Subsidiaries; and

            (iii) except for the transactions contemplated in this Agreement, no event has occurred and no condition exists which would cause the termination of the plan and the distribution of all amounts held thereunder to give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against FirstEnergy or any of its Subsidiaries.

         (h) None of the FirstEnergy Controlled Group Plans that are welfare plans (within the meaning of Section 3(l) of ERISA) provides for any retiree benefits.

         (i)  Except as would not have a FirstEnergy Material Adverse
Effect,

              (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

                    (A) payment (whether of severance pay or otherwise) becoming due from FirstEnergy or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or

                    (B) benefit under any FirstEnergy Controlled Group Plan being established or becoming accelerated, vested or payable, and

              (ii) neither FirstEnergy nor any of its Subsidiaries is a party to

                    (A)  any management, employment, deferred
          compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee,

                    (B) any consulting contract with any person who prior to entering into such contract was a director or officer of FirstEnergy, or

                    (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

Section 4.13  Absence of Certain Changes or Events.  Between March 31,
              ------------------------------------
 2000 and the date of this Agreement, FirstEnergy and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course, and, as of the date of this Agreement, there has not been

         (a) any damage, destruction or loss, whether covered by insurance or not, which has, or would have, a FirstEnergy Material Adverse Effect;

         (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of FirstEnergy's or its Subsidiaries' capital stock, except for (i) regular quarterly cash dividends of $.375 per share on FirstEnergy Common Stock; (ii) regular dividends on FirstEnergy's Subsidiaries' preferred securities (the "FirstEnergy Subs Preferred") with usual record and
                 --------------------------
payment dates for such dividends; and (3) dividends on common stock paid by wholly owned Subsidiaries of FirstEnergy; or

         (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or which is reasonably likely to have, a FirstEnergy Material Adverse Effect.

Section 4.14  Opinion of FirstEnergy Financial Advisor.  FirstEnergy has
              ----------------------------------------
received the opinion of Morgan Stanley & Co. Incorporated (hereinafter referred to as "FirstEnergy Advisor") dated the date hereof, to the effect
                -------------------
that, subject to the limitations and qualifications contained in that opinion, as of such date, the Merger Consideration is fair from a financial point of view to FirstEnergy, and copies of such opinion have been previously or will be delivered to GPU.

     Section 4.15  Vote Required.  The affirmative vote of the holders of
                   -------------
a majority of the outstanding shares of FirstEnergy Common Stock is the only vote of the holders of any class or series of FirstEnergy capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     Section 4.16  Accounting Matters.  Neither FirstEnergy nor, to the
                   ------------------
knowledge of the executive officers of FirstEnergy, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent FirstEnergy from accounting for the business combination to be effected by the Merger on a purchase accounting basis in accordance with GAAP and applicable regulations of the SEC.

     Section 4.17  Ownership of GPU Stock.  As of the date of this
                   ----------------------
Agreement, FirstEnergy and its affiliates do not "beneficially own" (as such term is defined in the GPU Rights Agreement) any shares of GPU Common Stock.

     Section 4.18  FirstEnergy Subsidiaries.  (a)  Section 4.18(a) of the
                   ------------------------        ---------------
FirstEnergy Disclosure Schedule sets forth a description as of the date hereof of all Significant Subsidiaries and material joint ventures of FirstEnergy, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and FirstEnergy's interest therein.

         (b) All of the issued and outstanding shares of capital stock of each Significant Subsidiary of FirstEnergy are validly issued, fully paid, nonassessable and free of preemptive rights, and, other than outstanding Non-Convertible Preferred Securities, are owned directly or indirectly by FirstEnergy free and clear of any material liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock, other than Non-Convertible Preferred Securities, or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 4.19  Environmental Protection.  (a)  Compliance.
                   ------------------------        ----------
     Each of FirstEnergy and its Subsidiaries is in compliance with all applicable Environmental Laws, except for failures to be in compliance which would not have a FirstEnergy Material Adverse Effect.

              (ii) Neither FirstEnergy nor any of its Subsidiaries has received any written communication or, to the knowledge of the executive officers of FirstEnergy, any oral communication, from any person or Governmental Entity that alleges that FirstEnergy or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a FirstEnergy Material Adverse Effect.

         (b)  Permits.  Each of FirstEnergy and its Subsidiaries has
              -------
obtained or has applied for all Environmental Permits necessary for the construction of its facilities or the conduct of its operations, and all such permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and FirstEnergy and each of its Subsidiaries is in material compliance with all terms and conditions of the Environmental Permits, in each case except for failures to obtain or be in compliance with such Environmental Permit, or of such Environmental Permits to be in effect, which would not have a FirstEnergy Material Adverse Effect.

         (c)  Claims.  To the knowledge of the executive officers of
              ------
FirstEnergy, no Environmental Claim is pending

              (i) against FirstEnergy or any of its Subsidiaries or any joint ventures to which FirstEnergy or any of its Subsidiaries is a party,

             (ii) against any person or entity whose liability for any Environmental Claim FirstEnergy or any of its Subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, or

            (iii) against any real or personal property or operations which FirstEnergy or any of its Subsidiaries or joint ventures owns, leases or manages, in whole or in part,

which would have, in the aggregate, a FirstEnergy Material Adverse Effect.

         (d) The executive officers of FirstEnergy have no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against FirstEnergy or any Subsidiaries or joint ventures of FirstEnergy, or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim FirstEnergy or any Subsidiaries or joint ventures of FirstEnergy or its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a FirstEnergy Material Adverse Effect.

         (e) The executive officers of FirstEnergy have no knowledge, with respect to any predecessor of FirstEnergy or any Subsidiary or joint venture of FirstEnergy, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a FirstEnergy Material Adverse Effect.

         (f) To the knowledge of the executive officers of FirstEnergy, FirstEnergy has disclosed to GPU all material facts which FirstEnergy reasonably believes form the basis of a FirstEnergy Material Adverse Effect arising from

              (i) the cost of pollution control equipment currently required or known to be required in the future; or

             (ii) current remediation costs or remediation costs known to be required in the future.

     Section 4.20  Regulation as a Utility.  (a)  Except as set forth in
                   -----------------------
paragraphs (b), (c) and (d) of this Section 4.20 (including the sections of the FirstEnergy Disclosure Schedule referred to in those paragraphs), neither FirstEnergy nor any "subsidiary company" or "affiliate" of FirstEnergy is subject to regulation as a public utility or public service company (or similar designation) by the United States, by any state in the United States or by any foreign country or political subdivision thereof.

         (b) FirstEnergy is a holding company exempt under Section 3(a)(1) of the 1935 Act.

         (c)  Section 4.20(c) of the FirstEnergy Disclosure Schedule sets
              ---------------
forth each "affiliate" and each "subsidiary company" of FirstEnergy which may be deemed to be a "public-utility company" or a "holding company" within the meaning of the 1935 Act.

         (d)  Section 4.20(d) of the FirstEnergy Disclosure Schedule sets
              ---------------
forth each "affiliate" and each "subsidiary company" of FirstEnergy which is an "exempt wholesale generator" or a "foreign utility company" within the meaning of the 1935 Act.

Section 4.21  Insurance.  Except in each case as would not have a
              ---------
FirstEnergy Material Adverse Effect,

         (a) Each of FirstEnergy and its Subsidiaries is as of the date hereof, and has been continuously since January 1, 1995 (or such later date as such entity may have been formed) through the date hereof, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the businesses as conducted by FirstEnergy and its Subsidiaries during such time period.

         (b) FirstEnergy hereby covenants and agrees (i) to maintain all such insurance for itself and its Subsidiaries from the date of this Agreement through the Effective Time so long as such insurance is available on commercially reasonable terms and at a cost substantially comparable to the cost incurred by FirstEnergy to maintain such insurance as of the date of this Agreement and (ii) to notify GPU promptly of any failure by FirstEnergy to maintain any such insurance that is permitted by the preceding clause.

         (c) (i) Neither FirstEnergy nor its Subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of FirstEnergy or its Subsidiaries.

             (ii) The insurance policies of FirstEnergy and each of its Subsidiaries are valid and enforceable policies.

                             ARTICLE V

          COVENANTS RELATING TO CONDUCT OF BUSINESS OF GPU
          ------------------------------------------------

     During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or as set forth in the GPU Disclosure Schedule or to the extent that FirstEnergy shall otherwise consent in writing, such consent not to be unreasonably withheld), GPU agrees that:

     Section 5.01  Ordinary Course.  GPU shall, and shall cause each of
                   ---------------
its Subsidiaries to, carry on its respective business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact in all material respects its present business organizations and goodwill, preserve its goodwill and relationships with customers, suppliers and others having business dealings with it and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of its officers and employees.

     Section 5.02  Dividends; Changes in Stock.  GPU shall not, nor shall
                   ---------------------------
GPU permit any of its Subsidiaries to,

         (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except that

              (i) subject to Section 5.02(d), GPU may continue the declaration and payment of regular quarterly cash dividends not in excess of $.545 per share of GPU Common Stock, and

             (ii) Subsidiaries of GPU may continue the declaration and payment of regularly scheduled dividends on, and other distributions required by the terms of, GPU Subs Preferred,

in each case, subject to Section 5.02(d), with usual record and payment dates for such dividends in accordance with GPU's past dividend practice or as otherwise required by the terms of the GPU Subs Preferred, and except for dividends or other distributions on common stock declared and paid by a wholly owned Subsidiary of GPU.

         (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or

         (c) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, other than:

              (i) redemptions, purchases or acquisitions required by the respective terms of any series of GPU Subs Preferred,

             (ii)  in connection with refunding of any GPU Subs Preferred,

            (iii)  in connection with intercompany purchases, or

             (iv) for the purpose of funding or issuing pursuant to any employee stock ownership plan, the GPU Stock Plans or any dividend reinvestment or stock purchase plan, in the ordinary course.

         (d) GPU shall coordinate with FirstEnergy regarding the declaration of any dividends in respect of GPU Common Stock and the record and payment dates relating thereto, it being the intention of GPU and FirstEnergy that the holders of GPU Common Stock shall receive a final dividend on their GPU Common Stock equal to GPU's regular quarterly dividend payment prorated from GPU's most recent previous quarterly dividend payment date to the Effective Time and shall not receive an overlapping dividend on any FirstEnergy Common Stock that they receive in exchange for their GPU Common Stock.

     Section 5.03  Issuance of Securities.  GPU shall not, nor shall GPU
                   ----------------------
permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than

         (a) the issuance of common stock, stock options, performance units, stock appreciation or similar rights, as the case may be, pursuant to the GPU Stock Plans, in each case consistent in amount with past practice and in the ordinary course of business under such GPU Stock Plans in accordance with their present terms,

         (b) issuances of Non-Convertible Preferred Securities of Subsidiaries of GPU to the extent permitted by Section 5.08, and

         (c) the issuance and reservation of GPU capital stock pursuant to the GPU Rights Agreement.

     Section 5.04  Constituent Documents.  GPU shall not amend or propose
                   ---------------------
to amend its articles of incorporation or its by-laws.

     Section 5.05  Solicitations.  (a)  GPU shall not, nor shall GPU
                   -------------
permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including the GPU Advisor), attorney, accountant or other representative retained by it or any of its Subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any GPU Takeover Proposal (as defined below), or agree to, or subject to the proviso in
Section 7.05(b), endorse, recommend or approve, any GPU Takeover Proposal.

         (b) GPU shall promptly advise FirstEnergy orally and in writing of any such inquiries or GPU Takeover Proposals.

         (c) As used in this Agreement, "GPU Takeover Proposal" shall mean
                                         ---------------------
any tender or exchange offer, proposal for a merger, consolidation or other business combination involving GPU or any Significant Subsidiary of GPU or any proposal or offer to acquire in any manner (i) a 20% or greater common equity interest (including any security convertible into, exchangeable or exercisable for, or otherwise entitling the owner thereof to acquire such common equity interest) in, or 20% or more of the assets on a consolidated basis of, GPU, other than the Merger, or (ii) any equity interest (other than Non-Convertible Preferred Securities) in, or, other than as permitted by Section 5.07, any of the assets of, any of Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company
                                -----
("MetEd") or Pennsylvania Electric Company ("Penelec").
  -----                                      -------

         (d) Notwithstanding anything in this Section 5.05 to the contrary, unless the approvals of the shareholders of GPU have been obtained, GPU or a Significant Subsidiary of GPU, may, to the extent that the Board of Directors of GPU determines in good faith, after consultation with outside counsel, that its fiduciary duties under applicable law so require, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of GPU and its Subsidiaries to, any person in connection with a possible GPU Takeover Proposal with respect to GPU by such person.

         (e) Nothing contained in this Agreement shall prohibit GPU from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of GPU, after consultation with outside counsel, that disclosure is required pursuant to its obligations under applicable law.

     Section 5.06  Acquisitions.  GPU shall not, nor shall it permit any
                   ------------
of its Subsidiaries to (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof that would constitute a Significant Subsidiary of GPU or otherwise acquire or agree to acquire any assets not in the ordinary course of business or (b) except as included in the GPU Capital Budget (as defined in Section 5.15 hereof) enter into a new line of business or make any change, except in the ordinary course of business, in the lines of business it engages in as of the date hereof; provided, in each case, that GPU and its Subsidiaries may enter into or consummate any such transaction so long as (1) no such individual transaction involves payment by GPU or any of its Subsidiaries of consideration or investment of assets or resources or exposure to liability or loss in excess of $25 million and (2) all such transactions entered into after the date of this Agreement do not involve payment of consideration or investment of assets or resources or exposure to liability or loss in excess of $75 million, in the aggregate.

     Section 5.07  Dispositions.  Other than (x) sales, leases, licenses
                   ------------
or other dispositions, including dispositions of accounts receivable, in the ordinary course of business, (y) sales, leases, licenses, encumbrances or other dispositions outside the ordinary course of business that individually do not involve assets of GPU or its Subsidiaries with a value (which in the case of a sale shall be the sale price) in excess of $5 million or that, in the aggregate do not involve assets of GPU and its Subsidiaries with an aggregate value (which in the case of a sale shall be the sale price) in excess of $25 million, and (z) encumbrances incurred in connection with any transaction permitted by Section 5.08, in the case of each of (x), (y) and (z), not involving the disposition of electric generating plants located in the United States, GPU shall not, nor shall GPU permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

     Section 5.08  Financings.  GPU shall not, nor shall GPU permit any of
                  ----------
its Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or Non-Convertible Preferred Securities or warrants or rights to acquire any debt securities or Non-Convertible Preferred Securities of such party or any of its Subsidiaries or guarantee any debt securities of others other than

         (a) for short-term indebtedness in the ordinary course of business, consistent with past practice,

         (b)  as may be necessary in connection with acquisitions
permitted by Section 5.06 (including acquisitions listed in Section 5.06
                                                            ------------
of the GPU Disclosure Schedule),

         (c) the incurrence of long-term indebtedness and/or issuances of debt securities or guarantees by GPU or any of its Subsidiaries, and/or issuances of Non-Convertible Preferred Securities of Subsidiaries of GPU, not aggregating in excess of $50 million (not including incurrences or issuances pursuant to clauses (a), (b) and (d) of this Section 5.08), or


         (d) indebtedness of GPU or any of its Subsidiaries, and/or Non-Convertible Preferred Securities of Subsidiaries of GPU, incurred or issued to refund or refinance outstanding indebtedness or Non-Convertible Preferred Securities of such party or such Subsidiary so long as the amount of such indebtedness or Non-Convertible Preferred Securities so incurred or issued does not materially exceed the amount of the indebtedness or Non-Convertible Preferred Securities so refunded or refinanced and any accrued interest or dividends and premium, if any, thereon.

     Section 5.09  No Actions.  GPU shall not, nor shall GPU permit any of
                   ----------
its Subsidiaries to, take any action that would or is reasonably likely to

         (a)  result in any of the conditions to the Merger set forth in
Article VIII not being satisfied, or

         (b) prevent, materially delay or materially impede the consummation of the Merger.

     Section 5.10  Cooperation, Notification.  To the extent permitted by
                   -------------------------
law, GPU shall, and shall cause its Subsidiaries to, (i) confer on a regular and reasonably frequent basis with one or more representatives of FirstEnergy to discuss material operational matters and the general status of its ongoing operations; (ii) promptly notify FirstEnergy of any significant changes, of which its executive officers have knowledge, in its business, properties, assets, financial condition or reported or future results of operations; (iii) advise FirstEnergy of any change or event which has had, or in so far as reasonably can be foreseen, is reasonably likely to result in, a GPU Material Adverse Effect; and (iv) promptly provide FirstEnergy (or FirstEnergy's counsel) with copies of all filings made by GPU or any of its Subsidiaries with any state, Federal or foreign court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 5.11  Rights Agreement.  (a)  Except as otherwise provided in
                   ----------------
this Section 5.11, GPU shall not redeem the GPU Rights, or amend (other than to delay the "Distribution Date" (as defined in the GPU Rights Agreement) or to render the GPU Rights inapplicable to the Merger) or terminate the GPU Rights Agreement prior to the Effective Time unless required to do so by order of a court of competent jurisdiction.

         (b) GPU shall take all action so that the GPU Rights will expire immediately prior to the Effective Time.

     Section 5.12  Collective Bargaining Agreements.  During the period
                   --------------------------------
from the date of this Agreement and continuing until the Effective Time, GPU agrees, as to itself and its Subsidiaries, that it will consult with FirstEnergy prior to entering into any substantive negotiations (x) with respect to any collective bargaining agreement, or any material modification or amendment thereof, that cover employees of the regulated business of GPU's

Subsidiaries conducted in the United States or (y) with respect to any other collective bargaining agreement, or any material modification or amendment thereof, if the scope and type of the negotiations are reasonably expected to be materially different than the scope and type of negotiations previously conducted with respect to such agreement.

     Section 5.13  Employee Benefit Covenant.  During the period from the
                   -------------------------
date of this Agreement and continuing until the Effective Time, except as set forth in Section 5.13 of the GPU Disclosure Schedule, as may be
             ------------
required by applicable law or as contemplated by this Agreement, GPU agrees as to itself and its Subsidiaries that it will not, and will not permit any of its Subsidiaries to, without the prior written consent of FirstEnergy (which consent shall not be unreasonably withheld),

         (a) enter into, adopt, amend (except as may be required by law) or terminate any GPU Controlled Group Plan or any other agreement, arrangement, plan or policy between GPU and one or more of the directors or officers of GPU, or

         (b) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to GPU, increase in any manner the compensation or fringe benefits of any director or officer of GPU, or

         (c) pay any benefit not required by any GPU Controlled Group Plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock or performance units) to any director or officer of GPU, or

         (d) enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee of GPU or any of its Subsidiaries, or

         (e) make any change in any defined benefit Plan of GPU or any of its Subsidiaries which accelerates or increases benefits thereunder (except as may be required by law).

     Section 5.14  Tax Covenant.  During the period from the date of this
                   ------------
Agreement and continuing until the Effective Time, GPU agrees, as to itself and its Subsidiaries, that each of them (a) will not, except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any Tax liability material to GPU or any of its Significant Subsidiaries and (b) will promptly notify FirstEnergy of the making of any request for extension of the time within which to file any Federal income Tax return for such entity.

     Section 5.15  Capital Expenditures.  Except as required by law or to
                   --------------------
provide or maintain reliable electric service, GPU shall not, nor shall GPU permit any of its Subsidiaries to, make any annual capital expenditures in excess of GPU's existing capital budget for 2000, a copy of which has been delivered to FirstEnergy, or any capital budget for future time periods adopted in accordance with GPU's past practice after consultation with FirstEnergy (each such capital budget, the "GPU Capital
                                                              -----------
Budget").
------

     Section 5.16  Transmission, Generation.  Except (i) as required
                   ------------------------
pursuant to tariffs on file with the FERC as of the date hereof or (ii) to the extent necessary, in the reasonable judgment of GPU, to comply with applicable law, existing contractual obligations, or requirements of Governmental Entities, or to avoid the incurrence of material liability, GPU shall not, nor shall GPU permit any of its Subsidiaries to,

         (a) commence construction of any additional generating capacity or transmission or delivery capacity, except for such projects ongoing or mandated by a binding legal commitment existing on the date hereof or, in the case of transmission or delivery capacity, required to satisfy such party's obligation to serve, or

         (b) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generation
(including, without limitation, the energy produced by generating facilities), transmission or delivery capacity pursuant to a contract agreement or other arrangement the duration of which exceeds twelve months without the prior approval of FirstEnergy (not to be unreasonably withheld).

     Section 5.17  Modifications to Facilities.  Except in the ordinary
                   ---------------------------
course of business, to provide or maintain reliable electric service or in accordance with the GPU Capital Budget, GPU shall not, nor shall GPU permit any of its Subsidiaries to, enter into any binding commitment to make any modification to any of its or its Subsidiaries' existing facilities that would require any material investment or expenditure material to GPU or, in the case of investment or expenditure by JCP&L, MetEd or Penelec, to the affected Subsidiary. GPU shall consult with FirstEnergy with respect to any binding commitment permitted by the previous sentence which will, or is reasonably likely to, continue for a period of twelve months or more.

     Section 5.18  Accounting.  GPU shall not, nor shall GPU permit any of
                   ----------
its Subsidiaries to, make any changes in its accounting methods, except as required by law, rule, regulation or GAAP.

     Section 5.19  Tax-Free Status.  GPU shall not, nor shall GPU permit
                   ---------------
any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 5.20  Affiliate Transactions.  Except as may be required by
                   ----------------------
the 1935 Act, GPU shall not, nor shall GPU permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective affiliates (other than wholly owned Subsidiaries of GPU) on terms to GPU or its Subsidiaries materially less favorable than could reasonably be expected to have been obtained with an unaffiliated third party on an arm's length basis.

     Section 5.21  Rate Matters.  To the extent permitted by law, and
                   ------------
except for routine or administrative filings, GPU shall, and shall cause its Subsidiaries to, discuss with FirstEnergy any changes in its or its Subsidiaries' rates or charges (other than pass-through charges), standards of service or regulatory accounting from those in effect on the date of this Agreement and consult with FirstEnergy prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and GPU will not make, or permit any Subsidiary to make, any filing to change its rates on file with the FERC or any other regulatory commission that would have, alone or in conjunction with all previous such filings, a GPU Material Adverse Effect. Notwithstanding the foregoing, neither GPU nor any of its Subsidiaries shall be required to consult or have discussions with FirstEnergy prior to entering into arrangements with customers in the ordinary course of business consistent with past practices.

     Section 5.22  Third-Party Consents.  (a)  GPU shall, and shall cause
                   --------------------
its Subsidiaries to, use all commercially reasonable efforts, consistent with United States and foreign laws, to obtain any third-party consents necessary to consummate the Merger.

         (b) GPU shall promptly notify FirstEnergy of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to FirstEnergy.

                               ARTICLE VI

       COVENANTS RELATING TO CONDUCT OF BUSINESS OF FIRSTENERGY
       --------------------------------------------------------

     During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or as set forth in the FirstEnergy Disclosure Schedule or to the extent that GPU shall otherwise consent in writing, such consent not to be unreasonably withheld), FirstEnergy agrees that:

     Section 6.01  Ordinary Course.  FirstEnergy shall, and shall cause
                   ---------------
each of its Subsidiaries to, carry on its business in the ordinary course and use all commercially reasonable efforts to preserve intact their goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees, provided, however, that, to the extent permitted by Section
           --------  -------
6.15, FirstEnergy may enter into a new line of business, make any change in the lines of business it engages in as of the date hereof or dispose of or acquire assets, by merger or otherwise, or divest liabilities (or enter into any agreement with respect to any of the foregoing) in each case only if (x)(a) the taking of such action (or in the case of an agreement, the transaction contemplated thereby) by a holding company registered under the 1935 Act has generally been permitted or approved by the SEC (or by the Staff of the SEC acting pursuant to authority delegated by the SEC) under the 1935 Act and under then applicable SEC orders, or (b) based on discussions with the Staff of the SEC (the substance of which has been communicated to GPU), the parties reasonably believe such action (or in the case of an agreement, the transaction contemplated thereby) would be approved and (y) obtaining the approval of the SEC (or the Staff of the SEC pursuant to delegated authority) under the 1935 Act, and the conditions to, such approval, would not materially delay or impede the Merger past the End Date in effect at the time of the action (or in the case of an agreement, as of the date of the agreement), provided further,
                                                        -------- -------
however, that if such new line of business, change in any line of business
-------
that FirstEnergy or its Subsidiaries engage in as of the date hereof, assets disposed of or acquired or divested liability is material, then such event has been disclosed in the Joint Proxy Statement or an amendment thereto. FirstEnergy shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any of the shares of common stock of Ohio Edison Company ("OE"), The Cleveland Electric Illuminating Company ("CEI"), The
          --                                                  ---
Toledo Edison Company ("TE") or Pennsylvania Power Company ("PP"), except,
                        --                                   --
in the case of any such Subsidiary, to FirstEnergy or such Subsidiary's immediate parent company.

     Section 6.02  Dividends; Changes in Stock.  FirstEnergy shall not,
                   ---------------------------
nor shall FirstEnergy permit any of its Subsidiaries to,

         (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except that

              (i) FirstEnergy may continue the declaration and payment of regular quarterly cash dividends not in excess of $.375 per share of FirstEnergy Common Stock, and

             (ii) Subsidiaries of FirstEnergy may continue the declaration and payment of regularly scheduled dividends on, and other distributions required by the terms of, FirstEnergy Subs Preferred,

in each case, with usual record and payment dates for such dividends in accordance with such parties' past dividend practice, or as otherwise required by the terms of the FirstEnergy Subs Preferred, and except for dividends or other distributions on common stock declared and paid by a wholly owned Subsidiary of FirstEnergy,

         (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or

         (c) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, other than

              (i) redemptions, purchases or acquisitions required by the respective terms of any series of FirstEnergy Subs Preferred,

             (ii)  in connection with refunding of any FirstEnergy Subs
     Preferred,

            (iii)  in connection with intercompany purchases, or

             (iv) for the purpose of funding or issuing pursuant to any FirstEnergy Controlled Group Plan or any employee stock ownership plan or any dividend reinvestment or stock purchase plan of FirstEnergy, in the ordinary course.

     Section 6.03  Issuance of Securities.  Except in a transaction
                   ----------------------
permitted by Section 6.01, FirstEnergy shall not, nor shall FirstEnergy permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than

          (a) the issuance of common stock, stock options, performance units, stock appreciation or similar rights, as the case may be, pursuant to the FirstEnergy Controlled Group Plans in accordance with their present terms,

          (b) issuances of Non-Convertible Preferred Securities of Subsidiaries of FirstEnergy to the extent permitted by Section 6.06,

          (c) the issuance and reservation of FirstEnergy capital stock pursuant to the FirstEnergy Rights Agreement, and

          (d) the issuance, delivery or sale of capital stock by any Subsidiary of FirstEnergy to FirstEnergy or such Subsidiary's immediate parent company.

     Section 6.04  Constituent Documents.  Except as provided in Section
                   ---------------------
4.02, FirstEnergy shall not amend or propose to amend its Amended Articles of Incorporation or its Regulations.

     Section  6.05  Solicitations.  (a)  FirstEnergy shall not, nor shall
                    -------------
FirstEnergy permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including the FirstEnergy Advisor), attorney, accountant or other representative retained by it or any of its Subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any FirstEnergy Takeover Proposal (as defined below), or agree to endorse, recommend or approve any FirstEnergy Takeover Proposal.

          (b) FirstEnergy shall promptly advise GPU orally and in writing of any such inquiries or FirstEnergy Takeover Proposals.

          (c)  As used in this Agreement, "FirstEnergy Takeover Proposal"
                                           -----------------------------
shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FirstEnergy or any Significant Subsidiary of FirstEnergy or any proposal or offer to acquire in any manner, by any person or a group of affiliated persons, a 20% or greater common equity interest (including any security convertible into, exchangeable or exercisable for, or otherwise entitling the owner thereof to acquire such common equity interest) in, or 20% or more of the assets on a consolidated basis of, FirstEnergy, other than the Merger. GPU Takeover Proposals and FirstEnergy Takeover Proposals are sometimes herein referred to as "Takeover Proposals".
                ------------------

          (d) Notwithstanding anything in this Section 6.05 to the contrary, unless the approvals of the shareholders of FirstEnergy have been obtained, FirstEnergy or a Significant Subsidiary of FirstEnergy, may, to the extent that the Board of Directors of FirstEnergy determines in good faith, after consultation with outside counsel, that its fiduciary duties under applicable law so require, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of FirstEnergy and its Subsidiaries to, any person in connection with a possible FirstEnergy Takeover Proposal with respect to FirstEnergy by such person.

          (e) Nothing contained in this Agreement shall prohibit FirstEnergy from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of FirstEnergy, after consultation with outside counsel, that disclosure is required pursuant to its obligations under applicable law.

     Section 6.06  Financings.  Except in connection with a transaction
                   ----------
permitted or not prohibited by Section 6.01, Section 6.02, Section 6.07 or
Section 6.15, FirstEnergy shall not, nor shall FirstEnergy permit any of its Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or Non-Convertible Preferred Securities or warrants or rights to acquire any debt securities or Non-Convertible Preferred Securities of such party or any of its Subsidiaries or guarantee any debt securities of others other than

          (a) for short-term indebtedness in the ordinary course of business, consistent with prior practice,

          (b) the incurrence of long-term indebtedness and/or issuances of debt securities or guarantees by FirstEnergy or any of its Subsidiaries, and/or issuances of Non-Convertible Preferred Securities of Subsidiaries of FirstEnergy, not aggregating in excess of $50 million (not including incurrences or issuances pursuant to clause (a) and (c) of this Section 6.06), or

          (c) indebtedness of FirstEnergy or any of its Subsidiaries, and/or Non-Convertible Preferred Securities of Subsidiaries of FirstEnergy, incurred or issued to refund or refinance outstanding indebtedness or Non-Convertible Preferred Securities of such party or such Subsidiary so long as the amount of such indebtedness or Non-Convertible Preferred Securities so incurred or issued does not materially exceed the amount of the indebtedness or Non-Convertible Preferred Securities so refunded or refinanced and any accrued interest or dividends and premium, if any, thereon.

     Section 6.07  No Actions.  FirstEnergy shall not, nor shall
                   ----------
FirstEnergy permit any of its Subsidiaries to

          (a) take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

          (b) take any action (other than entering into a FirstEnergy Permitted Acquisition (as defined below)) that would or is reasonably likely to prevent, materially delay or materially impede the consummation of the Merger; or

          (c) make any FirstEnergy Permitted Acquisition (or enter into any agreement with respect thereto), unless, considering the circumstances at the time FirstEnergy enters into an agreement for the FirstEnergy Permitted Acquisition, including the results of discussions with applicable Governmental Entities, the FirstEnergy Permitted Acquisition would not prevent consummation of the Merger or materially delay consummation of the Merger beyond the End Date, or, if the End Date has been extended in accordance with Section 9.01(d) hereof prior to the time the agreement with respect to the FirstEnergy Permitted Acquisition is entered into, the

Extended End Date.  "FirstEnergy Permitted Acquisition" means any
                     ---------------------------------
acquisition by FirstEnergy or any of its Subsidiaries permitted by Sections 6.01 and 6.15 hereof.

     Section 6.08  Cooperation, Notification.  To the extent permitted by
                   -------------------------
law, FirstEnergy shall, and shall cause its Subsidiaries to, (i) confer on a regular and reasonably frequent basis with one or more representatives of GPU to discuss material operational matters and the general status of its ongoing operations; (ii) promptly notify GPU of any significant changes, of which its executive officers have knowledge, in its business, properties, assets, financial condition or reported or future results of operations; (iii) advise GPU of any change or event which has had, or is reasonably likely to result in, a FirstEnergy Material Adverse Effect; and
(iv) promptly provide GPU (or GPU's counsel) with copies of all filings made by FirstEnergy or any of its Subsidiaries with any state or Federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 6.09  Rights Agreement.  FirstEnergy shall not redeem the
                   ----------------
FirstEnergy Rights or amend (other than to delay the "Distribution Date" (as defined in the FirstEnergy Rights Agreement)) or terminate the FirstEnergy Rights Agreement prior to the Effective Time unless required to do so by order of a court of competent jurisdiction.

     Section 6.10  Accounting.  FirstEnergy shall not, nor shall
                   ----------
FirstEnergy permit any of its Subsidiaries to, make any changes in its accounting methods, except as required by law, rule, regulation or GAAP.

     Section 6.11  Tax-Free Status.  FirstEnergy shall not, nor shall
                   ---------------
FirstEnergy permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the treatment of the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code.

     Section 6.12  Affiliate Transactions.  FirstEnergy shall not, nor
                   ----------------------
shall FirstEnergy permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective affiliates (other than wholly owned Subsidiaries of FirstEnergy) on terms to FirstEnergy or its Subsidiaries materially less favorable than could reasonably be expected to have been obtained with an unaffiliated third party on an arm's length basis.

     Section 6.13  Third-Party Consents.  (a)  FirstEnergy shall, and
                   --------------------
shall cause its Subsidiaries to, use all commercially reasonable efforts, consistent with United States and foreign laws, to obtain any third-party consents necessary to consummate the Merger.

          (b) FirstEnergy shall promptly notify GPU of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to GPU.

     Section 6.14  Tax-Exempt Status.  FirstEnergy shall not, nor shall
                   -----------------
FirstEnergy permit any Subsidiary to, take any action that would likely jeopardize the qualification of the outstanding revenue bonds issued for the benefit of any of its Subsidiaries which qualify on the date hereof under Code Section 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

     Section 6.15  Certain Acquisitions.  Without the consent of GPU,
                   --------------------
which shall not be unreasonably withheld, FirstEnergy shall not, and shall not allow any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (a "target") or otherwise acquire or agree to acquire any assets if not permitted under Section 6.01 or Section
6.07 or if (i) the aggregate consideration (in any form) payable by FirstEnergy or such Subsidiary shall equal or exceed $1 billion or (ii) the target is, or the acquisition of such assets would result in their acquirer becoming, an "electric utility company" as defined in the 1935 Act.

                               ARTICLE VII

                          ADDITIONAL AGREEMENTS

     Section 7.01  Preparation of Registration Statement and the Joint
                   ---------------------------------------------------
Proxy Statement.  (a)  FirstEnergy and GPU shall promptly prepare and file
---------------
with the SEC the Joint Proxy Statement and FirstEnergy shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus.

          (b) Each of FirstEnergy and GPU shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

          (c) FirstEnergy and GPU shall also take any action required to be taken under any applicable Blue-Sky Law in connection with the issuance of FirstEnergy Common Stock pursuant to the Merger and FirstEnergy and GPU shall furnish all information concerning themselves and the holders of their common stock as may be reasonably requested in connection with any such action.

     Section 7.02  Letters of GPU's Accountants.  GPU shall use
                   ----------------------------
commercially reasonable efforts to cause to be delivered to FirstEnergy a "comfort" letter of PricewaterhouseCoopers LLP, GPU's independent auditors, addressed to FirstEnergy, dated as of the date the Registration Statement shall become effective, and confirmed in writing as of the Effective Time, in form and substance reasonably satisfactory to FirstEnergy and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 7.03  Letters of FirstEnergy's Accountants.  FirstEnergy
                   ------------------------------------
shall use commercially reasonable efforts to cause to be delivered to GPU a "comfort" letter of Arthur Andersen LLP, FirstEnergy's independent auditors, addressed to GPU, dated as of the date the Registration Statement shall become effective, and confirmed in writing as of the Effective Time, in form and substance reasonably satisfactory to GPU and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 7.04  Access to Information.  (a)  To the extent permitted by
                   ---------------------
 law, upon reasonable notice, GPU and FirstEnergy shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including, but not limited to, Tax returns but excluding any documents with respect to which an attorney-client privilege is available) and, during such period, each of GPU and FirstEnergy shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other

              (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws, or filed with or sent to the SEC, the FERC, the NRC, the DOE, the Department of Justice, the FTC, the Public Utilities Commission of Ohio, the Pennsylvania Public Utility Commission or the New Jersey Board of Public Utilities or any other Federal, state or foreign regulatory agency or commission, and

              (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

          (b) Any information delivered by GPU to FirstEnergy, or by FirstEnergy to GPU, shall be subject to the Confidentiality Agreement, dated May 19, 2000, between GPU and FirstEnergy (the "Confidentiality
                                                      ---------------
Agreement").
---------

     Section 7.05  Shareholder Approvals.  (a)  FirstEnergy and GPU shall
                   ---------------------
each call a meeting of their respective shareholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement.

         (b) FirstEnergy and GPU will, through their respective Boards of Directors, recommend to their respective shareholders that they vote in favor of the adoption of this Agreement (including, in the case of FirstEnergy, the amendment of the Amended Articles of Incorporation of FirstEnergy to increase the number of authorized shares of FirstEnergy Common Stock as necessary to issue the shares of FirstEnergy Common Stock as contemplated by Article II); provided, however, that neither Board of
                                --------  -------
Directors shall be obligated to recommend the adoption of this Agreement and the Merger to its respective shareholders if such Board of Directors determines in good faith, after consultation with outside counsel and financial advisors, that a change or modification to such recommendation is required pursuant to its fiduciary duties under applicable law or its other legal obligations as Directors.

         (c) GPU and FirstEnergy will coordinate and cooperate with respect to the timing of such shareholder approvals and shall use their best efforts to hold such meetings on the same day and to secure such approvals as soon as practicable after the date on which the Registration Statement becomes effective.

     Section 7.06  Satisfaction of Conditions to the Merger.  (a)  Each of
                   ----------------------------------------
FirstEnergy and GPU will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to this Agreement.

          b) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (subject to the appropriate vote of shareholders of FirstEnergy and GPU, respectively, described in Section 7.05), as promptly as possible after the date of this Agreement, including fully cooperating with the other party and providing all necessary information and making all necessary filings in connection with, among other things, the approvals and clearance under the HSR Act, the Securities Act and the Exchange Act, the FERC Approvals, the NRC Approvals, the FCC Approval, the SEC '35 Act Order, the Blue-Sky Filings, the Local Approvals, the State Takeover Approvals and the Foreign Approvals.

         (c) In connection therewith, the parties agree that, as between them, FirstEnergy shall be primarily responsible for the preparation and processing of the filings necessary to obtain the approvals required for the consummation of the transactions contemplated hereby under the Securities Act and the Exchange Act, the FERC Approvals, the NRC Approvals, the FCC Approval, the SEC '35 Act Order and the Local Approvals required from the State of Ohio and the Commonwealth of Pennsylvania as well as the Blue-Sky Filings; provided that FirstEnergy shall furnish GPU
                              -------- ----
with copies of, and an opportunity to comment on, all such filings a reasonable time prior to filing; and GPU shall be primarily responsible for the preparation and processing of the filings necessary to obtain the Local Approvals required from the State of New Jersey and the Foreign Approvals; provided that, with respect to any Local Approvals and Foreign
           -------------
Approvals, GPU shall not (i) make any filing or (ii) agree to any settlement without the prior consent of FirstEnergy, which consent shall not be unreasonably withheld.

          (d) Each of FirstEnergy and GPU will, and will cause its Subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by FirstEnergy, GPU or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          (e) Notwithstanding anything to the contrary set forth in this Agreement, neither FirstEnergy nor GPU shall be required to accept or agree to any material conditions, terms or restrictions on the conduct of its business or any dispositions of assets or businesses in order to obtain any consent, waiver, license, permit, approval, authorization, ruling or order in connection with the Merger if the implementation or effectiveness of any such condition, terms or restriction, or disposition, is not conditioned on consummation of the Merger.

          (f) Notwithstanding the foregoing, neither FirstEnergy nor GPU shall be required by this Agreement to take any action or make any commitment that would reasonably be expected to have a Material Adverse Effect (as defined in Section 3.01(a) but without reference to GPU or FirstEnergy) on the (x) business, operations, properties, assets, financial condition or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole after consummation of the Merger or
(y) the parties' ability to consummate the Merger (a "Surviving
                                                      ---------
Corporation Material Adverse Effect").
-----------------------------------

     Section 7.07  Rule 145 Affiliates.  (a)  Prior to the date of the
                   -------------------
meeting of the shareholders of GPU, GPU shall deliver to FirstEnergy a letter substantially in the form attached hereto as Exhibit A, identifying
                                                    ---------
all persons who may be, at the time this Agreement is submitted for approval to such shareholders, "affiliates" of GPU ("GPU Affiliates") for
                                                     --------------
purposes of Rule 145 under the Securities Act.

         (b) GPU shall use commercially reasonable efforts to cause to be delivered to FirstEnergy on or prior to the date of the applicable meeting of shareholders referred to in Section 7.05 a written agreement from each of the GPU Affiliates substantially in the form attached hereto as Exhibit
                                                                   -------
B.
-

     Section 7.08  Stock Exchange Listing.  FirstEnergy shall use its best
                   ----------------------
efforts to cause the shares of FirstEnergy Common Stock to be issued in the Merger and, if necessary under the Benefit Plans referred to in
Section 7.09, after the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

     Section 7.09  Employee Benefit Plans.  (a)  FirstEnergy and GPU agree
                   ----------------------
that the FirstEnergy Controlled Group Plans and the GPU Controlled Group Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Effective Time.

         (b) In the case of GPU Controlled Group Plans which are continued and under which the employees' interests are based upon or valued in relation to GPU Common Stock, FirstEnergy and GPU agree that such interests shall be based on FirstEnergy Common Stock in an equitable manner (and in the case of any such interests existing at the Effective Time, on the basis of the Exchange Ratio as adjusted in accordance with
Section 2.01(m)); provided, however, that nothing contained herein
                            -------
shall be construed as requiring FirstEnergy to continue any specific plans.

         (c) GPU will not make any changes in severance benefits for officers of GPU or its Subsidiaries from those disclosed in Section
                                                            -------
3.12(i) or Section 5.13 of the GPU Disclosure Schedule.
-------    ------------

         (d) Certain Non-bargaining Unit GPU Employees. (i) If an applicable GPU Controlled Group Plan is terminated in which non-bargaining unit employees of GPU, GPU Service, Inc. ("GPU Service"),
                                                           -----------
     GPU Telcom Services, Inc., GPU Advanced Resources, Inc., GPU International, Inc. (domestic corporate level employees), JCP&L, MetEd or Penelec, participate, FirstEnergy shall, and shall cause each of its Subsidiaries, as applicable, to:

                    (A) permit such employees to participate in any similar FirstEnergy Controlled Group Plan established by FirstEnergy in a manner substantially similar to similarly situated employees of FirstEnergy and its Subsidiaries, recognizing that the availability, providers or benefit levels of such FirstEnergy Controlled Group Plan may reflect differing circumstances;

                    (B) grant all such employees credit for all service with GPU prior to the Effective Time with respect to the applicable FirstEnergy Controlled Group Plan;

                    (C) waive any pre-existing condition exclusions and actively-at-work requirements with respect to the applicable FirstEnergy Controlled Group Plan; and

                    (D) provide that any expenses incurred on or before the Effective Time by any such employee or any such employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions with respect to the applicable FirstEnergy Controlled Group Plan.

              (ii) FirstEnergy shall, and shall cause each of its subsidiaries to:

                    (A) allow, after the Effective Time such employees to use the remaining amount of accrued but unused vacation and sick leave such employees were entitled immediately prior to the Effective Time;

                    (B) allow such employees to participate, as soon as practical, in all job placement, job posting, job training, career development and educational programs of FirstEnergy and its Subsidiaries; and

                    (C) consider such employees for positions at FirstEnergy and its Subsidiaries resulting from the Merger using criteria including previous work history, job experience and qualifications.

         (e) Other. Without limiting the generality of the foregoing, FirstEnergy agrees to the matters set forth in Section 7.09(e) of the
                                               ---------------
FirstEnergy Disclosure Schedule.

     Section 7.10  Expenses.  Except as set forth in Section 9.05, whether
                   --------
or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of FirstEnergy and GPU shall pay, with its own funds and not with funds provided by the other party, any and all real property transfers or gains, sales, use, transfer, stock transfer or stamp Taxes, any transfer, recording, registration or other fees, or any similar conveyance Taxes imposed on such party resulting from the Merger, except that

         (a) expenses incurred in connection with printing and mailing the Joint Proxy Statement and the Registration Statement shall be shared equally by FirstEnergy and GPU,

         (b) all out-of-pocket costs of the parties (including attorneys' fees) incurred to obtain the FERC Approvals, the FCC Approvals, the SEC '35 Act Order, the NRC Approvals (including, without limitation, all such costs incurred for all filings and proceedings relating thereto), the Local Approvals and the Foreign Approvals shall be shared equally by FirstEnergy and GPU, and

         (c) all other out-of-pocket expenses of a joint nature incurred in connection with the transactions contemplated by this Agreement shall be shared equally by FirstEnergy and GPU.

     Section 7.11 Brokers or Finders.  Each of FirstEnergy and GPU
                  ------------------
represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for the GPU Advisor, whose fees and expenses will be paid by GPU in accordance with GPU's agreement with such firm (copies of which have been delivered by GPU to FirstEnergy prior to the date of this Agreement), and except for the FirstEnergy Advisor, whose fees and expenses will be paid by FirstEnergy in accordance with FirstEnergy's agreement with such firm (copies of which have been delivered by FirstEnergy to GPU prior to the date of this Agreement), and each of FirstEnergy and GPU agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     Section 7.12  Surviving Corporation Board of Directors and Officers.
                   -----------------------------------------------------
(a) FirstEnergy's Board of Directors shall take such actions as may be necessary to cause (x) the number of Directors comprising the full Board of Directors of the Surviving Corporation's at the Effective Time to be 16 and (y) at the Effective Time, 10 members of the Board of Directors of the Surviving Corporation to be persons designated prior to the Effective Time by FirstEnergy's Board of Directors and 6 members of the Board of Directors of the Surviving Corporation to be persons designated prior to the Effective Time by GPU's Board of Directors ("GPU Designees"). At the
                                                 -------------
Effective Time, the GPU Designees shall be allocated among the classes of the Surviving Corporation's Board of Directors as designated by GPU's Board of Directors prior to the Effective Time so long as the GPU Designees are allocated among those classes in a manner that is as nearly equal as possible.

         (b) If, at any time during the two year period following the Effective Time, there are fewer than 6 GPU Directors, the vacancy or vacancies, as applicable, shall be filled as promptly as practicable by the appointment by the Surviving Corporation's Board of Directors of a person or persons recommended by not less than 80% of the remaining members of the Surviving Corporation's Board of Directors. At all times during such two year period, the chairman of at least one of the standing committees of the Surviving Corporation's Board of Directors shall be a GPU Director. The term "GPU Director" means (i) any GPU Designee who
                         ------------
becomes a Director of the Surviving Corporation at the Effective Time and
(ii) any person who subsequently becomes a Director of the Surviving Corporation pursuant to this paragraph.

         (c) From the Effective Time until the earlier of the date he reaches the age of 62 or the date he is no longer willing or able to serve in such capacity, Mr. Hafer shall serve as Chairman of the Surviving Corporation and from such date until otherwise determined by the Surviving Corporation's Board of Directors, Mr. Burg shall serve as Chairman of the Surviving Corporation.

         (d) From the Effective Time until otherwise determined by the Surviving Corporation's Board of Directors, Mr. Burg shall serve as Chief Executive Officer and, until the date referred to in (c) above, Vice Chairman of the Surviving Corporation.

         (e) All other officers of the Surviving Corporation will be designated by the Surviving Corporation's Board of Directors.

     Section 7.13  Indemnification; Directors' and Officers' Insurance.
                   ---------------------------------------------------
(a) GPU and, from and after the Effective Time, the Surviving Corporation (each of GPU and the Surviving Corporation, as the case may be, is referred to herein as a "GPU Indemnifying Party") shall indemnify, defend,
                         ----------------------
and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, or employee of GPU or any of its Subsidiaries (the "GPU
                                                                       ---
Indemnified Parties") against
-------------------

              (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the GPU Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of GPU or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the "GPU Indemnified Liabilities"), and

             (ii) all GPU Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted by applicable law (and the applicable GPU Indemnifying Party will pay expenses as incurred in advance of the final disposition of any such action or proceeding to each GPU Indemnified Party to the full extent permitted by applicable law).

         (b) (i) Without limiting the foregoing, in the event any such claim, action, suit, proceeding, or investigation is brought against any GPU Indemnified Party (whether arising before or after the Effective Time),

                    (A) the GPU Indemnified Parties may retain counsel satisfactory to them and approved by the GPU Indemnifying Party, which approval shall not be unreasonably withheld,

                    (B) the GPU Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the GPU Indemnified Parties promptly as statements therefor are received, and

                    (C)  the GPU Indemnifying Party will use all
          reasonable efforts to assist in the vigorous defense of any such matter.

             (ii) However, no GPU Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld.

            (iii) Any GPU Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such claim, action, suit, proceeding, or investigation, shall notify the applicable GPU Indemnifying Party (but the failure so to notify a GPU Indemnifying Party shall not relieve it from any liability which it may have under this Section 7.13 except to the extent such failure prejudices such party).

             (iv) The GPU Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more GPU Indemnified Parties.

         (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by GPU (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and otherwise containing terms and conditions which, in the aggregate, are no less advantageous than the current policies maintained by GPU with respect to its directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event
                                    --------  -------
shall the Surviving Corporation be required to expend, in order to maintain or procure insurance coverage pursuant to this Section 7.13(c), any amount per annum in excess of 200% of the aggregate premiums paid by GPU in 2000 on an annualized basis for such purpose. For a period of six years after the Effective Time, the Regulations of the Surviving Corporation (or similar constitutional documents of any successor entity) shall contain provisions not less favorable than are set forth in Sections 31-33 of FirstEnergy's Regulations as in effect as of the date of this Agreement.

         (d) FirstEnergy and, from and after the Effective Time, the Surviving Corporation. (each of FirstEnergy and the Surviving Corporation, as the case may be, is referred to herein as an "FirstEnergy Indemnifying
                                                 ------------------------
Party") shall indemnify, defend, and hold harmless each person who is now,
-----
or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, or employee of FirstEnergy or any of its Subsidiaries (the "FirstEnergy Indemnified
                                             -----------------------
Parties") against
-------

              (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the FirstEnergy Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FirstEnergy or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the "FirstEnergy Indemnified Liabilities"), and
      -----------------------------------

             (ii) all FirstEnergy Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted by applicable law (and the applicable FirstEnergy Indemnifying Party will pay expenses as incurred in advance of the final disposition of any such action or proceeding to each FirstEnergy Indemnified Party to the full extent permitted by applicable law).

          (e) (I) Without limiting the foregoing, in the event any such claim, action, suit, proceeding, or investigation is brought against any FirstEnergy Indemnified Party (whether arising before or after the Effective Time),

                    (A) the FirstEnergy Indemnified Parties may retain counsel satisfactory to them and approved by the FirstEnergy Indemnifying Party, which approval shall not be unreasonably withheld,

                    (B) the FirstEnergy Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the FirstEnergy Indemnified Parties promptly as statements therefor are received, and

                    (C) the FirstEnergy Indemnifying Party will use all reasonable efforts to assist in the vigorous defense of any such matter.

             (ii) However, no FirstEnergy Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld.

            (iii) Any FirstEnergy Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such claim, action, suit, proceeding, or investigation, shall notify the applicable FirstEnergy Indemnifying Party (but the failure so to notify a FirstEnergy Indemnifying Party shall not relieve it from any liability which it may have under this Section 7.13 except to the extent such failure prejudices such party).

             (iv) The FirstEnergy Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more FirstEnergy Indemnified Parties.

         (f) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by FirstEnergy (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and otherwise containing terms and conditions which, in the aggregate, are no less advantageous than the current policies maintained by FirstEnergy with respect to its directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided,
                                                          --------
however, that in no event shall the Surviving Corporation be required to
-------
expend, in order to maintain or procure insurance coverage pursuant to this Section 7.13(f), any amount per annum in excess of 200% of the aggregate premiums paid by FirstEnergy in 2000 on an annualized basis for such purpose.
         (g) The provisions of this Section 7.13 are intended to be for the sole benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 7.14  Further Assurances.  In case at any time after the
                   ------------------
Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of FirstEnergy and GPU, the proper officers and directors of FirstEnergy and GPU shall take all such necessary action.

     Section 7.15  Tax Treatment.  FirstEnergy and GPU each agree to treat
                   -------------
the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result. Following the Effective Time, FirstEnergy shall not, nor shall FirstEnergy permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the treatment of the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code.

     Section 7.16  Accounting Treatment.  FirstEnergy and GPU each agree
                   --------------------
to, and to cause the Surviving Corporation to, account for the Merger on a purchase accounting basis in accordance with GAAP and applicable SEC regulations.

     Section 7.17  Disclosure Schedules.  (a)  On the date hereof,
                   --------------------

              (i) GPU has delivered to FirstEnergy a GPU Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of GPU stating the GPU Disclosure Schedule is being delivered pursuant to this Section 7.17(a), and

             (ii)  FirstEnergy has delivered to GPU a FirstEnergy
     Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of FirstEnergy stating the FirstEnergy Disclosure
     Schedule is being delivered pursuant to this Section 7.17(a).

         (b) The GPU Disclosure Schedule and the FirstEnergy Disclosure Schedule are collectively referred to herein as the "Disclosure
                                                     ----------
Schedules."
---------

          (c) (i) The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein.

             (ii) Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

     Disclosure of any matters in one part of the GPU Disclosure Schedule or the FirstEnergy Disclosure Schedule, in any Section thereof or in this Agreement shall be deemed to be a disclosure of such matters in response to any other provision of this Agreement (including any other part of the GPU Disclosure Schedule or FirstEnergy Disclosure Schedule, as the case may be) to which such matter may be applicable.

     Section 7.18  Public Announcements.  Subject to each party's
                   --------------------
disclosure obligations imposed by law and applicable stock exchange rules, FirstEnergy and GPU will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

     Section 7.19  Employee Agreements.  FirstEnergy and GPU shall cause
                   -------------------
the Surviving Corporation and its Subsidiaries, following the Effective Time, to honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to or at the date hereof or made herein or permitted to be entered into prior to the Effective Time pursuant to this Agreement which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to
        --------  -------
prevent the Surviving Corporation or its Subsidiaries from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

    Section 7.20  Transition Management.  (a)  As promptly as practicable
                  ---------------------
after the date hereof, GPU and FirstEnergy shall create a special transition management task force (the "Task Force") headed by Mr. Burg (or
                                       ---- -----
an individual designated by him or by the Board of Directors of FirstEnergy). Members of the Task Force shall consist of representatives of FirstEnergy and GPU as designated by Mr. Burg in consultation with Mr. Hafer.

         (b)  The functions of the Task Force shall include

              (i) to serve as a conduit for the flow of information and documents between the companies and their subsidiaries as contemplated by Sections 5.10 and 6.08,

             (ii) development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate, and

            (iii) to evaluate and recommend the manner in which best to organize and manage the business of the Surviving Corporation after the Effective Time; provided that the Task Force shall not be responsible for controlling the operations of the businesses of FirstEnergy, GPU or any of their respective Subsidiaries.

         (c) Mr. Burg or his designee, shall be responsible for directing all activities of the Task Force contemplated by this Section 7.20.

         (d) Effective from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Section
9.01 hereof, the Chairman of the Board of Directors of FirstEnergy may request of the Chairman of the Board of Directors of GPU to attend any meeting of the Board of Directors of GPU and the Chairman of the Board of Directors of GPU may request of the Chairman of the Board of Directors of FirstEnergy to attend any meeting of the Board of Directors of FirstEnergy. Each company whose Chairman receives any such request shall consider the request and, if the company to whose Chairman the request was made determines in its sole discretion to do so, that company may accommodate the request of the other party's Chairman.

     Section 7.21  Charitable Commitments; Offices; Name.  The Surviving
                   -------------------------------------
Corporation will maintain GPU's charitable commitments substantially at current levels in the communities which JCP&L, MetEd and Penelec currently serve for a minimum of three years after the Effective Time. The parties intend that after this three year period, the Surviving Corporation will make charitable commitments in such communities in a manner substantially similar to what FirstEnergy's Subsidiaries do in the communities they currently serve. After the Effective Time, subject to the authority of the Surviving Corporation's Board of Directors to manage the affairs of the Surviving Corporation, GPU's offices and presence will be maintained in their current general locations in Morristown, New Jersey and Reading, Pennsylvania, and the headquarters of the Surviving Corporation will be located in Akron, Ohio. The Surviving Corporation will maintain the use of the "GPU Energy" name until otherwise determined by the Surviving Corporation; provided that such name will also reflect the affiliation
             -------- ----
with FirstEnergy.

                              ARTICLE VIII

                          CONDITIONS PRECEDENT
                          --------------------

     Section 8.01  Conditions to Each Party's Obligation To Effect the
                   ---------------------------------------------------
Merger.  The respective obligation of each party to effect the Merger
------
shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

         (a)  Shareholder Approvals.  This Agreement shall have been
              ---------------------
adopted by the shareholders of GPU in accordance with the Pennsylvania BCL and by the shareholders of FirstEnergy in accordance with the Ohio GCL.

         (b)  Listing.  The shares of FirstEnergy Common Stock issuable to
              -------
holders of GPU Common Stock pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

         (c)  Regulatory Approvals.  (i)  Other than the filings provided
              --------------------
     for by Section 1.03, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of all applicable waiting periods (including but not limited to the waiting period under the HSR Act), including extensions thereof, imposed by, any Governmental Entity or required under any applicable law, statute, regulations or rule (including but not limited to the FERC Approvals, the NRC Approvals, the FCC Approvals, the SEC '35 Act Order, the Local Approvals, the State Takeover Approvals and the Foreign Approvals) shall have been made or obtained and have become Final Orders (as hereinafter defined) and, with respect to any waiting period, including any extension thereof, such waiting period shall have expired or terminated, except to the extent that failures
     (x) to make or obtain these authorizations, consents, orders, approvals, declarations, and filings, including Final Orders, and (y) of any applicable waiting period, or extension thereof, to expire or be terminated would not, in the aggregate, be reasonably expected to result in a Surviving Corporation

     Material Adverse Effect, and the foregoing authorizations, consents, orders, approvals, declarations and filings, including Final Orders, shall not impose terms or conditions on FirstEnergy, GPU or any of its Subsidiaries that would be reasonably expected to result in a Surviving Corporation Material Adverse Effect. For purposes of this
     Section 8.01(c), any requirement in a Final Order that generation assets of any of FirstEnergy's Subsidiaries which are, in the sole judgement of FirstEnergy, made on a reasonable basis, material to the business or operations of FirstEnergy or any of its Subsidiaries, be divested shall be deemed to be a Surviving Corporation Material Adverse Effect. A "Final Order" means action by the relevant
                         -----------
     regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

             (ii) FirstEnergy shall have received all permits and other authorizations necessary under the Blue-Sky Laws to issue the FirstEnergy Common Stock in exchange for the GPU Common Stock and to consummate the Merger, except to the extent that the failure, in the aggregate, to receive such permits or other authorizations would not be reasonably expected to result in a Surviving Corporation Material Adverse Effect.

         (d)  Registration Statement Effective.  The Registration
              --------------------------------
Statement shall have become effective under the Securities Act and shall not be the subject of any stop order, or proceedings seeking a stop order, under Section 8 of the Securities Act.

         (e)  Injunctions or Restraints.  No temporary restraining order,
              -------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in
 ----------
effect.

         (f)  Agreements from Rule 145 Affiliates.  The Surviving
              -----------------------------------
Corporation shall have received from each person named in the letters from GPU and FirstEnergy referred to in Section 7.07, an executed copy of an agreement substantially in the form of Exhibit B hereto.
                                       ---------

     Section 8.02  Conditions to Obligations of FirstEnergy.  The
                   ----------------------------------------
obligation of FirstEnergy to effect the Merger is subject to the satisfaction of each of the following conditions unless waived by
FirstEnergy:

         (a)  Representations and Warranties.  Except as otherwise
              ------------------------------
contemplated by this Agreement, the representations and warranties of GPU set forth in this Agreement shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date except to the extent that all failures of GPU's representations and warranties to be true and correct, taken together, would not, as of the Closing Date, reasonably be expected to have a GPU Material Adverse Effect (it being understood that, for purposes of this paragraph (a), all "GPU Material Adverse Effect" and other materiality qualifications in GPU's representations and warranties shall be disregarded), and FirstEnergy shall have received a certificate signed on behalf of GPU by its chief executive officer and chief financial officer to such effect.

         (b)  Performance of Obligations of GPU.  GPU shall have performed
              ---------------------------------
in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FirstEnergy shall have received a certificate signed on behalf of GPU by its chief executive officer to such effect.

         (c)  Tax Opinion.  FirstEnergy shall have received an opinion,
              -----------
dated the Closing Date, from Winthrop, Stimson, Putnam & Roberts, counsel to FirstEnergy (or, if Winthrop, Stimson, Putnam & Roberts refuses to issue this opinion, from other counsel reasonably satisfactory to FirstEnergy), to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Winthrop, Stimson, Putnam & Roberts (or such other counsel) shall be entitled to receive and rely upon customary representations contained in certificates of FirstEnergy and GPU, and such other persons as such counsel reasonably deems necessary or appropriate, in each case in form and substance reasonably acceptable to such counsel.

          (d)  Rights Agreement.  Under the GPU Rights Agreement, no
               ----------------
"Stock Acquisition Date," as defined therein, shall have occurred with respect to the GPU Rights Agreement that would increase the number of shares of FirstEnergy Common Stock to be issued under the Merger.

         (e)  Regulatory Material Adverse Effect.  Since the date of this
              ----------------------------------
Agreement, no law, regulation, ruling, order or decree (or new interpretation of any of the foregoing) affecting GPU or any of its Subsidiaries shall have been adopted, amended or issued that, individually or in the aggregate, would have a Surviving Corporation Material Adverse Effect.

         (f)  Material Adverse Effect.  Since June 30, 2000, there shall
              -----------------------
not have been any event which constitutes a GPU Material Adverse Effect.

     Section 8.03  Conditions to Obligations of GPU.  The obligation of
                   --------------------------------
GPU to effect the Merger is subject to the satisfaction of each of the following conditions unless waived by GPU:

         (a)  Representations and Warranties.  Except as otherwise
              ------------------------------
contemplated by this Agreement, the representations and warranties of FirstEnergy set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, except to the extent that all failures of FirstEnergy's representations and warranties to be true and correct taken together, would not, as of the Closing Date, reasonably be expected to have a FirstEnergy Material Adverse Effect (it being understood that, for purposes of this paragraph
(a), all "FirstEnergy Material Adverse Effect" and other materiality qualifications in FirstEnergy's representations and warranties shall be disregarded) and GPU shall have received a certificate signed on behalf of FirstEnergy by its chief executive officer and chief financial officer to such effect.

         (b)  Performance of Obligations of FirstEnergy.  FirstEnergy
              -----------------------------------------
shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GPU shall have received a certificate signed on behalf of FirstEnergy by its chief executive officer to such effect.

         (c)  Tax Opinion.  GPU shall have received an opinion, dated the
              -----------
Closing Date, from Fried, Frank, Harris,

Shriver & Jacobson, counsel to GPU (or, if Fried, Frank, Harris, Shriver & Jacobson refuses to issue this opinion, from other counsel reasonably satisfactory to GPU), to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Fried, Frank, Harris, Shriver & Jacobson (or such other counsel) shall be entitled to receive and rely upon customary representations contained in certificates of FirstEnergy and GPU, and such other persons as such counsel reasonably deems necessary or appropriate, in each case in form and substance reasonably acceptable to such counsel.

         (d)  Rights Agreement.  Under the FirstEnergy Rights Agreement,
              ----------------
no "flip-in" or "flip-over" or similar event commonly described in rights plans, or a "Triggering Event" as defined therein, shall have occurred with respect to the FirstEnergy Rights Agreement.

         (e)  Regulatory Material Adverse Effect.  Since the date of this
              ----------------------------------
Agreement, no law, regulation, ruling, order or decree (or new interpretation of any of the foregoing) affecting FirstEnergy or any of its Subsidiaries shall have been adopted, amended or issued that would have a Surviving Corporation Material Adverse Effect.

         (f)  Material Adverse Effect.  Since March 31, 2000, there shall
              -----------------------
not have been any event which constitutes a FirstEnergy Material Adverse
Effect.

                               ARTICLE IX

                        TERMINATION AND AMENDMENT
                        -------------------------

     Section 9.01  Termination.  At any time prior to the Effective Time,
                   -----------
whether before or after the adoption of this Agreement by the holders of FirstEnergy Common Stock or by the holders of GPU Common Stock, this Agreement may be terminated:

         (a)  by mutual written consent of FirstEnergy and GPU;

         (b) by either FirstEnergy or GPU

              (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement which breach has not been cured within twenty (20) business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such twenty (20) business day period and as a result of such breach a condition set forth in Sections 8.02(a) or (b) (with respect to a breach by GPU) or Sections 8.03(a) or (b) (with respect to a breach by FirstEnergy) shall not be satisfied prior to or as of the End Date (as defined in (d) below), or

             (ii) if any permanent Injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or any state or Federal law, rule or regulation is adopted or issued, which has the effect of prohibiting the Merger;

         (c) by GPU, upon two days' prior notice to FirstEnergy, if, as a result of a GPU Takeover Proposal, the Board of Directors of GPU determines in good faith after consultation with outside counsel that the termination of this Agreement and the acceptance of such GPU Takeover Proposal is required pursuant to its fiduciary duties under applicable law; provided, however, that during the two-day period prior to any such
     --------  -------
termination, if requested by FirstEnergy, GPU shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with FirstEnergy regarding any adjustments in the terms and conditions of this Agreement proposed by FirstEnergy that would enable GPU to proceed with the transactions contemplated herein;

         (d) by either FirstEnergy or GPU if the Merger shall not have been consummated before September 30, 2001 (the "End Date"); provided,
                                                 --------    --------
however, that if on the End Date the conditions to the Closing set forth
-------
in Section 8.01(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then either party shall have the right to extend the End Date to December 31, 2001 and GPU shall have the further right to extend the End Date to any date up to March 31, 2002 (the End Date, if and as extended, the "Extended End Date"); provided, however, that the right to terminate the
 -----------------    --------  -------
Agreement under this Section 9.01(d) shall not be available to any party whose action, or failure to fulfill any obligation under this Agreement, has been the cause of, or resulted in, the failure of the Effective Time to occur on or before September 30, 2001; provided, further that in the
                                          --------  -------
event that (x) after the date hereof FirstEnergy or any of its Subsidiaries enters into any acquisition transaction (or any agreement with respect thereto), (y) the Effective Time does not occur on or prior to December 31, 2001 and (z) the acquisition transaction (or agreement) referred to in clause (x) is a material factor in delaying the Effective Time beyond December 31, 2001, then (i) each of the references in Section 8.02(a) to "the Closing Date" shall be deemed to be a reference to "December 31, 2001", (ii) the phrase "Since the date of this Agreement" in
Section 8.02(e) shall be replaced with: "Between the date of this Agreement and December 31, 2001", and (iii) the phrase "Since June 30, 2000" in Section 8.02(f) shall be replaced with: "Between June 30, 2000 and December 31, 2001", or

         (e) by either FirstEnergy or GPU if the required approval of the holders of FirstEnergy Common Stock or the holders of GPU Common Stock shall not have been obtained by reason of the failure to obtain the required approval upon a vote taken at a duly held meeting of shareholders or at any adjournment thereof.

     Section 9.02  Effect of Termination.  In the event of termination of
                   ---------------------
this Agreement by either GPU or FirstEnergy as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of FirstEnergy or GPU or their respective officers or directors, except

              (i)  with respect to Sections 7.04(b), 7.10, 7.11, 7.13 and
     9.05, and

             (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     Section 9.03  Amendment.  This Agreement may be amended by the
                   ---------
parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the holders of FirstEnergy Common Stock or the holders of GPU Common Stock but, after this Agreement is so adopted, no amendment shall be made which by law or applicable rule of the NYSE requires further approval by such shareholders, unless the amendment is made subject to obtaining such further approval.

     Section 9.04  Extension; Waiver.  (a)  At any time prior to the
                   -----------------
Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed,

              (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

             (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and

            (iii) waive compliance with any of the agreements or conditions contained herein.

         (b) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     Section 9.05  Termination Fee; Expenses.  (a)  Termination Fee Upon
                   -------------------------        --------------------
Breach.  If this Agreement is terminated at such time that this Agreement
------
is terminable pursuant to Section 9.01(b)(i) (other than solely pursuant to a non-curable breach of a representation or warranty unless such breach was willful) by one of the parties but not the other, then, if requested in writing by the non-breaching party, the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay, in addition to its own expenses, to the non-breaching party in cash an amount equal to $25,000,000, plus cash in an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement.

         (b)  Additional Termination Fee.  (i)  If
              --------------------------

                    (A)  this Agreement

                         (I)  is terminated by GPU pursuant to Section
                9.01(c), or

                        (II) is terminated by FirstEnergy as a result of GPU's material breach of Section 5.05, and

                    (B) at the time of such termination or prior to the meeting of GPU's shareholders there shall have been a GPU Takeover Proposal which at the time of such termination or of the meeting of GPU's shareholders shall not have been

                         (I) rejected by GPU and its board of directors, and

                        (II)  withdrawn by the third-party offeror, and

                    (C) within two and one-half years of any such termination described in clause (A) above, GPU or its Significant Subsidiary which is the subject of the GPU Takeover Proposal (the "Target Party") becomes a subsidiary of such
                         ------------
          third-party offeror or a subsidiary of an affiliate of such third-party offeror or accepts a written offer to consummate or consummates a Business Combination with such third-party offeror or affiliate thereof, then such third-party offeror, together with its affiliates, on the one hand, will, at the closing (and as a condition to the closing) of such Target Party so becoming a subsidiary or of such Business Combination, pay to FirstEnergy a termination fee equal to $145,000,000 in cash, plus cash in an amount equal to all documented out-of-pocket expenses and fees incurred by such other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement.

             (ii)  For purposes of this Agreement, a "Business
                                                      --------
     Combination" shall mean any merger, sale or other business
     -----------
     combination, in each case involving at least 30% of GPU's assets on a consolidated basis.

         (c)  Rights; Expenses.  (i)  The existence of the rights to
              ----------------
 receive payment pursuant to this Section 9.05 shall not constitute an election of remedies or in any way limit or impair a party's right to pursue any other remedy against the other party to which it may be entitled under this Agreement, at law or in equity, or otherwise; provided, however, the successful exercise of the rights under this
--------  -------
Section 9.05 shall constitute an election of remedies and shall preclude that party from any other remedy against the other party to which it may otherwise be entitled under this Agreement, at law or in equity or otherwise.

             (ii)  The parties agree that the agreements contained in this
     Section 9.05 are an integral part of the transactions contemplated by the Agreement, that the damages that would be suffered by a party upon breach of this Agreement by the other party are inherently insusceptible of calculation, and that the agreements contained in this Section 9.05 therefore constitute liquidated damages and not a penalty.

            (iii) If one party fails to pay promptly to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime or base rate of Citibank, N.A., from the date such fee was required to be paid.

                               ARTICLE X

                          GENERAL PROVISIONS
                          ------------------
     Section 10.01  Nonsurvival of Representations and Warranties.  None
                    ---------------------------------------------
of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     Section 10.02  Further Assurances.  Each party will execute and
                    ------------------
deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     Section 10.03  Notices.  Any notice or communication required or
                    -------
permitted hereunder, including any request by either party to the other for modification of the covenants relating to the conduct of business contained in Article V or Article VI, shall be in writing and either delivered personally or telecopied (with confirmation of receipt) or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or telecopied (with confirmation of receipt) or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

         (a)  if to FirstEnergy, to

              FirstEnergy Corp.
              76 South Main Street
              Akron, Ohio 44308

              Telecopy:  (330) 761-4104
              Telephone:  (330) 384-5800

              Attention:  Leila L. Vespoli, Esq.
                          Vice President and General Counsel

              with a copy to

              Winthrop, Stimson, Putnam & Roberts
              One Battery Park Plaza
              New York, NY 10004

              Telecopy:  (212) 858-1500
              Telephone:  (212) 858-1000

              Attention:  Michael F. Cusick, Esq.

         (b)  if to GPU, to

              GPU, Inc.
              310 Madison Avenue
              P.O. Box 1957
              Morristown, New Jersey 07962-1957

              Telecopy:  (973) 401-8777
              Telephone:  (973) 455-8200

              Attention:  Ira H. Jolles, Esq.
                          Senior Vice President and General Counsel

              with a copy to

              Fried, Frank, Harris, Shriver & Jacobson
              One New York Plaza
              New York, NY  10004

              Telecopy:  (212) 859-4000
              Telephone:  (212) 859-8000

              Attention:  Paul M. Reinstein, Esq.

     Section 10.04  Interpretation.  (a)  When a reference is made in this
                    --------------
Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

         (b) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words
"without limitation".

         (c) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available or, with respect to GPU SEC Documents or FirstEnergy SEC Documents, available on the SEC's Electronic Data Gathering Analysis, and Retrieval System (EDGAR).

         (d) Whenever the phrase "to the knowledge of the executive officers" or any party, or any similar phrase is used in this Agreement, such phrase shall mean to the actual knowledge of those officers of that party that are subject to the provisions of Section 16 of the Exchange Act, after inquiry reasonable under the circumstances.

     Section 10.05  Descriptive Headings.  The descriptive headings herein
                    --------------------
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 10.06  Counterparts.  This Agreement may be executed in two
                    ------------
or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.07  Entire Agreement.  This Agreement (including the
                    ----------------
documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 10.08  No Third Party Beneficiaries.  Except as provided in
                    ----------------------------
Section 7.13 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), this Agreement (including the Disclosure Schedules, documents and the instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 10.09  Governing Law.  This Agreement shall be governed and
                    -------------
construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania without regard to any applicable conflicts of law, except that with respect to any provision of this Agreement subject to the Ohio GCL, the provision shall be governed and construed in accordance with the Ohio GCL.

     Section 10.10  Severability.  (a)  The invalidity or unenforceability
                    ------------
of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         (b) In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     Section 10.11  Binding Effect.  This Agreement shall be binding upon
                    --------------
and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     Section 10.12  Assignment.  Neither this Agreement nor any of the
                    ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 10.13  Amendments; Waiver.  This Agreement may be amended by
                    ------------------
the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     IN WITNESS WHEREOF, FirstEnergy and GPU have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


GPU, INC.                           FIRSTENERGY CORP.


By:_______________________         By: _____________________
   Name: Fred D. Hafer                 Name: H. Peter Burg
   Title: Chairman, President and      Title: Chairman and Chief Executive
          Chief Executive Officer             Officer

                              EXHIBIT A

                     [LETTERHEAD OF GPU, INC.]

                                                              [Date]



FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Ladies and Gentlemen:

     The following persons may be deemed to be "affiliates" of GPU, Inc. subject to Rule 145 under the Securities Act of 1933 on the date the adoption of the Merger is submitted for a vote of the shareholders of GPU,
Inc.:


              -------------------

              -------------------

              -------------------

              -------------------

              -------------------

              -------------------

              -------------------

              -------------------

              -------------------

                               Very truly yours,

                               GPU, Inc.


                               By: ___________________
                                   Name:
                                   Title:

                              EXHIBIT B

                                                                 [Date]


Ladies and Gentlemen:

     The undersigned, a holder of shares of Common Stock, par value $2.50 per share ("GPU Common Stock"), of GPU, Inc., a Pennsylvania corporation ("GPU"), may receive, in connection with the merger (the "Merger") of GPU with and into FirstEnergy Corp., an Ohio corporation ("FirstEnergy"), with FirstEnergy continuing as the surviving corporation, common stock, par value $.10 per share, of FirstEnergy (the "FirstEnergy Common Stock").
The undersigned acknowledges that the undersigned may be deemed an "affiliate" of GPU subject to Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

     If in fact the undersigned is an affiliate of GPU under the Act at the time the Merger is submitted to a vote of shareholders of GPU, the undersigned's ability to sell, assign or transfer the FirstEnergy Common Stock received by it in exchange for any shares of GPU Common Stock pursuant to the Merger may be restricted unless such sale, assignment or transfer is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with FirstEnergy that it will not sell, assign or transfer any of the FirstEnergy Common Stock received by it in exchange for shares of GPU Common Stock pursuant to the Merger except

              (i) pursuant to an effective registration statement under the Act,

             (ii) in a transaction in conformity with the volume and other limitations of Rule 145; or

            (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to FirstEnergy (the fees of which counsel will be paid by the undersigned) or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission is not required to be registered under the Act.

     In the event of a sale or other disposition of FirstEnergy Common Stock other than pursuant to an effective registration statement under the Act, the undersigned will supply FirstEnergy with evidence of compliance with Rule 145, in the form of a letter in the form of Annex A hereto or the opinion of counsel referred to above. The undersigned understands that FirstEnergy may instruct its transfer agent to withhold the transfer of any FirstEnergy Common Stock disposed of by it, but that upon receipt of such letter or opinion the transfer agent shall effectuate the transfer of such FirstEnergy Common Stock indicated as sold in the letter or sold in accordance with that opinion.

     The undersigned acknowledges and agrees that customary legends will be placed on certificates representing shares of FirstEnergy Common Stock received by the undersigned pursuant to the Merger or held by a transferee thereof (unless the shares were transferred to the transferee pursuant to an effective registration statement under the Act or in a transaction in conformity with Rule 145), which legends will be removed in connection with a transfer thereof pursuant to an effective registration statement under the Act or in a transaction made in conformity with Rule 145 or by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to FirstEnergy from independent counsel reasonably satisfactory to FirstEnergy (the fees of which counsel will be paid by the undersigned) to the effect that such legends are no longer required for purposes of the Act.

     The undersigned acknowledges that it has carefully read this letter and understands the requirements hereto and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of FirstEnergy Common Stock.

                               Very truly yours,



                               [Name]

Dated:

                               Annex A
                            To Exhibit B
                                                           [Date]


FirstEnergy
[Address]

Attention:

     On ____________________, I sold the securities (the "Securities") of FirstEnergy ("FirstEnergy") described below in the space provided for that purpose. The Securities were received by me in connection with the merger of GPU with and into FirstEnergy.

     Based upon the most recent report or statement filed by FirstEnergy with the Securities and Exchange Commission, the Securities were sold by me in conformity with Rule 145 promulgated under the Securities Act of 1933 (the "Act").

                               Very truly yours,



                               [Name]






[Spaces to be provided for description of Securities]